MANAGEMENT'S STATEMENT ON FINANCIAL REPORTING

The financial statements on pages 46 to 68, which consolidate the financial results of Suncor Energy Inc., its subsidiaries and joint ventures, and all information in this annual report, are the responsibility of management.

The financial statements have been prepared in accordance with Canadian generally accepted accounting principles. They include some amounts that are based on estimates and judgments relating to matters not concluded by year-end. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

In management's opinion the financial statements have been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized on pages 46 to 48. In meeting its responsibilities for the integrity of the financial statements, management maintains a system of internal controls and an internal audit program. Management also administers a program of proper business conduct compliance.

PricewaterhouseCoopers LLP, the company's independent auditors, have audited the accompanying financial statements. Their report accompanies this statement.

The Audit Committee of the Board of Directors, composed of five independent directors, meets regularly with management, the internal auditors and PricewaterhouseCoopers LLP to review their activities and to discuss auditing, management information systems, internal control, accounting policy and financial reporting matters. The Audit Committee also meets quarterly to review and approve interim financial statements prior to release. The internal auditors and PricewaterhouseCoopers LLP have unrestricted access to the company, the Audit Committee and the Board of Directors. The Audit Committee reviews the financial statements and Management's Discussion and Analysis and recommends approval to the Board of Directors.

/s/ Rick George                               /s/ Mike O'Brien
RICK GEORGE                                   MIKE O'BRIEN
President and                                 Executive Vice President,
Chief Executive Officer                       Corporate Development
                                              and Chief Financial Officer

January 16, 2002

AUDITORS' REPORT

TO THE SHAREHOLDERS OF SUNCOR ENERGY INC.

We have audited the consolidated balance sheets of Suncor Energy Inc. as at December 31, 2001, 2000 and 1999 and the consolidated statements of earnings, cash flows and changes in shareholders' equity for each of the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 2001, 2000 and 1999 and the results of its operations and cash flows for each of the years then ended in accordance with accounting principles generally accepted in Canada.

/s/ PricewaterhouseCoopers
PRICEWATERHOUSECOOPERS LLP
Chartered Accountants
Calgary, Alberta

January 16, 2002


                                                        2001 ANNUAL REPORT    45

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Suncor Energy Inc. is an integrated Canadian energy company, comprised of three operating segments: Oil Sands, Natural Gas and Sunoco.

Oil Sands includes the production of light sweet and light sour crude oil, diesel fuel and various custom blends from oil sands mined in the Athabasca region of northeastern Alberta, and the marketing of these products in Canada and the United States.

Natural Gas includes the exploration, acquisition, development, production, transportation and marketing of natural gas and crude oil in Canada and the United States.

Sunoco includes the manufacture, transportation and marketing of petroleum and petrochemical products, primarily in Ontario and Quebec, and the marketing of natural gas in Ontario. Petrochemical products are also sold in the United States and Europe.

The significant accounting policies of the company are summarized below:

(a)  PRINCIPLES OF CONSOLIDATION AND THE PREPARATION OF FINANCIAL STATEMENTS

These consolidated financial statements are prepared and reported in Canadian dollars in accordance with Canadian generally accepted accounting principles
(GAAP), which differ in some respects from GAAP in the United States. The significant differences in GAAP, as applicable to these consolidated financial statements and notes, are described in the company's annual report on Form 40-F, which is filed with the United States Securities and Exchange Commission and is available on request.

The consolidated financial statements include the accounts of Suncor Energy Inc. and its subsidiaries and the company's proportionate share of the assets, liabilities, revenues, expenses and cash flows of its joint ventures.

The timely preparation of financial statements requires that management make estimates and assumptions, and use judgment, regarding assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur.

(b)  CASH EQUIVALENTS AND INVESTMENTS

The company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of term deposits and certificates of deposit. Investments with maturities from greater than three months to one year are classified as short-term investments, while those with maturities in excess of one year are classified as long-term investments. Cash equivalents and short-term investments are stated at cost, which approximates market value.

(c)  REVENUES

Crude oil sales from upstream operations (Oil Sands and Natural Gas) to downstream operations (Sunoco) are based upon actual product shipments. On consolidation, revenues from these sales are eliminated from sales and other operating revenues and purchases of crude oil and products.

The company also uses a portion of its natural gas production for internal consumption at its oil sands plant and refinery. On consolidation, revenues from these sales are eliminated from sales and other operating revenues and operating, selling and general expenses.

Revenues associated with sales of crude oil, natural gas, petroleum and petrochemical products and all other items not eliminated on consolidation are recorded when title passes to the customer. Revenues from natural gas production from properties in which the company has an interest with other producers are recognized on the basis of the company's net working interest.

(d)  PROPERTY, PLANT AND EQUIPMENT

COST

Property, plant and equipment are recorded at cost.

The company follows the successful efforts method of accounting for its crude oil and natural gas operations. Under the successful efforts method, acquisition costs of proved and unproved properties are capitalized. Costs of unproved properties are transferred to proved properties when proved reserves are confirmed. Exploration costs, including geological and geophysical costs, are expensed as incurred. Exploratory drilling costs are capitalized initially. If it is determined that the well does not contain proved reserves, the capitalized exploratory drilling costs are charged to expense, as dry hole costs, at that time. The related land costs are expensed through the amortization of unproved properties as covered under the Natural Gas section of the depreciation, depletion and amortization policy below.

Development costs, which include the costs of wellhead equipment, development drilling costs, gas plants and handling facilities, applicable geological and geophysical costs and the costs of acquiring or constructing support facilities and equipment are capitalized. Costs incurred to operate and maintain wells and equipment and to lift oil and gas to the surface are expensed as operating costs.

INTEREST CAPITALIZATION

Interest costs relating to major capital projects and to the portion of non-producing oil and gas properties expected to become producing are capitalized as part of the cost of such property, plant and equipment. Capitalization of interest ceases when the capital asset is substantially complete and ready for its intended productive use.


46    SUNCOR ENERGY INC.

LEASES

Leases entered into by the company as lessee that transfer substantially all the benefits and risks of ownership to the lessee are recorded as capital leases and classified as property, plant and equipment with offsetting long-term borrowings. All other leases are classified as operating leases under which leasing costs are expenses in the period in which they are incurred.

Gains and losses on the sale and leaseback of assets recorded as capital leases are deferred and amortized to earnings in proportion to the amortization of leased assets.

DEPRECIATION, DEPLETION AND AMORTIZATION

OIL SANDS:

Property, plant and equipment are depreciated over their useful lives on a straight line basis, except for original lease acquisition costs and related mine assets, which are depreciated over the life of proved reserves on a unit of production basis.

The company is depreciating property, plant and equipment as follows:

       i)  mobile equipment over three to 20 years;

      ii) mine equipment and acquisition costs of original lease over approximately four million barrels of proved reserves;

     iii) plant and other property and equipment, including new leases, primarily over four to 40 years.

NATURAL GAS:

Unproved properties of which acquisition costs are individually significant are evaluated for impairment by management. Impairment of unproved properties of which acquisition costs are not individually significant is provided for through amortization of the portion not expected to become producing, based on historical experience, over the average projected holding period.

Acquisition costs of proved properties are depleted using the unit of production method based on proved reserves. Capitalized exploratory drilling costs and development costs are depleted on the basis of proved developed reserves. For purposes of the depletion calculation, production and reserves volumes for oil and natural gas are converted to a common unit of measure on the basis of their approximate relative energy content. Gas plants, support facilities and equipment are depreciated on a straight line basis over their useful lives, which average 12 years.

SUNOCO:

Depreciation of property, plant and equipment is on a straight line basis over their useful lives. The refinery and additions thereto are depreciated over an average of 30 years, service stations and related equipment over an average of 20 years and other facilities and equipment over three to 25 years.

RECLAMATION AND ENVIRONMENTAL REMEDIATION COSTS

Reclamation and environmental remediation costs for identified sites are estimated and charged against earnings when there exists a regulatory or statutory requirement or contractual agreement, or when management has made a decision to decommission or restore a site, providing that assessments indicate that such costs are probable and reasonably estimable.

Estimated reclamation costs in the company's upstream operations are accrued on the unit of production basis. Estimated environmental remediation costs, which are predominantly in the company's downstream operations, are accrued for those sites where assessments indicate that such work is required.

Costs are accrued based upon currently known information, estimated timing of remedial actions, and existing regulatory requirements and technology. Changes in these factors may result in material changes to estimated costs, which will be recognized prospectively when known.

IMPAIRMENT

Property, plant and equipment are reviewed for impairment whenever events or conditions indicate that their net carrying amount, less related provisions for reclamation and environmental remediation costs and future income taxes, may not be recoverable from estimated undiscounted future cash flows. If it is determined that the estimated net recoverable amount is less than the net carrying amount, then a write-down to the estimated net recoverable amount is made, with a charge to earnings.

DISPOSALS

Gains or losses on disposals of property, plant and equipment are generally recognized in earnings. For oil and gas property, plant and equipment, gains or losses are recognized in earnings for significant disposals or disposal of an entire property. However, the acquisition cost of an unproved property surrendered or abandoned that is not individually significant or a partial abandonment of a proved property is charged to accumulated depreciation, depletion or amortization, as appropriate.

(e)  DEFERRED CHARGES

Overburden removal costs incurred to expose oil sands for mining, including depreciation on overburden removal equipment where applicable, are deferred. These costs are amortized based on the amount of oil sands mined in the year, the ratio of total overburden to be removed to total reserves of oil sands to be mined and the removal cost, determined on a last-in, first-out (LIFO) basis, per unit of overburden.

The cost of major maintenance shutdowns is deferred and amortized on a straight line basis over the period to the next shutdown that varies from three to seven years. Normal maintenance and repair costs are charged to expense as incurred.

Goodwill is reviewed on an ongoing basis by management to determine if the unamortized goodwill balance can be recovered through undiscounted projected future operating cash flows. If it cannot be recovered, the goodwill is considered permanently impaired and the net book value of goodwill would be written down.

Oil Sands preproduction costs incurred at the inception of operation are amortized on a unit of production basis over the life of proved producing reserves.


                                                        2001 ANNUAL REPORT    47

(f)  EMPLOYEE FUTURE BENEFITS

The company has employee future benefit programs as follows:

o Defined benefit pension plans and a defined contribution pension plan providing retirement benefits for its eligible employees, and supplementary defined benefit pension plans providing additional retirement benefits for its executives;

o Other post-retirement benefits, including certain health care and life insurance benefits, for its retired employees and eligible surviving dependants;

o Post-employment benefits providing certain benefits to former or inactive employees and eligible surviving dependants, after employment but before retirement under specified circumstances.

The estimated future cost of providing defined benefit pension and other post-retirement benefits is actuarially determined using management's best estimates of demographic and financial assumptions, and such cost is accrued rateably from the date of hire of the employee to the date the employee becomes fully eligible to receive the benefits. The discount rate used to determine accrued benefit obligations is based upon a year-end market rate of interest. Company contributions to the defined contribution plan are expensed as incurred.

(g)  INVENTORIES

Inventories of crude oil and refined products are valued at the lower of cost using the last-in, first-out (LIFO) method and net realizable value.

Materials and supplies are valued at the lower of average cost and net realizable value.

(h)  DERIVATIVE FINANCIAL INSTRUMENTS

The company periodically enters into derivative financial instrument contracts such as forwards, futures, swaps and options to hedge against the potential adverse impact of market prices for its petroleum and natural gas products and to protect its Canadian dollar income and cash flows against adverse foreign currency exchange movements. The company also periodically enters into derivative financial instrument contracts such as interest rate swaps as part of its risk management strategy to minimize exposure to interest rate fluctuations. The company does not use derivative financial instruments involving multipliers or leverage.

These derivative contracts are initiated within the guidelines of the company's risk management policies, which require stringent authorities for approval and commitment of contracts, designation of the contracts by management as hedges of the related transactions, and monitoring of the effectiveness of such contracts in reducing the related risks. Contract maturities are consistent with the settlement dates of the related hedged transactions.

Derivative contracts accounted for as hedges are not recognized in the consolidated balance sheets. Gains or losses on these contracts, including realized gains and losses on hedging derivative contracts settled prior to maturity, are recognized in earnings and cash flows when the related sales revenues, costs, interest expense and cash flows are recognized.

Gains or losses resulting from changes in the fair value of derivative contracts that do not qualify for hedge accounting are recognized in earnings and cash flows when those changes occur.

(i)  FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities in foreign currencies are translated to Canadian dollars at rates of exchange in effect at the end of the period. Other assets and related depreciation, depletion and amortization, other liabilities, revenues and expenses are translated at rates of exchange in effect at the respective transaction dates. The resulting exchange gains and losses are included in earnings, except for unrealized exchange gains and losses arising on translation of long-term liabilities with fixed or ascertainable lives. These gains and losses are deferred and amortized over the remaining terms of the liabilities.

The company's former Stuart Oil Shale Project in Australia was integrated with the company's other activities and was translated in the manner described above.

(j)  STOCK-BASED COMPENSATION PLANS

Under the company's share option programs, common share options are granted to executives, certain employees and non-employee directors. The company does not recognize compensation expense on the issuance of common share options under these programs because the exercise price of the share options is equal to the market value of the common shares at the date of grant.

The company also has long-term employee incentive plans that provide awards to certain executives based on the market price of the company's common shares and to all other employees based on the market price of the company's common shares and the achievement of certain performance measurement criteria relating to the company's business segments. These awards vest on April 1, 2002, and are payable at that time, generally in equal amounts of cash and common shares of the company. The estimated costs of the cash portion of these awards, based on share price and expected performance achievement, are recorded as compensation expense over the vesting period.

Under the company's directors' compensation plan, non-employee directors of the company may elect to receive half or all of their annual remuneration as directors in common share equivalents. The estimated costs of directors' compensation in the form of these common share equivalents, based on share price, are recorded as compensation expense annually.


48    SUNCOR ENERGY INC.

CONSOLIDATED STATEMENTS OF EARNINGS
for the years ended December 31

($ millions)                                                      2001              2000             1999
REVENUES
   Sales and other operating revenues (notes 4, 6 and 18)        3 990             3 385            2 383
   Interest                                                          5                 3                4
---------------------------------------------------------------------------------------------------------
                                                                 3 995             3 388            2 387
---------------------------------------------------------------------------------------------------------
EXPENSES
   Purchases of crude oil and products (note 18)                 1 391               807              519
   Operating, selling and general (note 12)                      1 010               918              774
   Exploration (note 4)                                             22                53               40
   Royalties (note 3)                                              134               199               99
   Taxes other than income taxes (note 4)                          367               361              334
   Depreciation, depletion and amortization                        360               365              318
   Gain on disposal of assets                                       (7)             (148)             (34)
   Start-up expenses - Project Millennium (note 8)                 141                15               --
   Write-off of oil shale assets (note 1)                           48               125               --
   Restructuring (note 2)                                           (2)               65               --
   Interest (note 4)                                                18                 8               26
---------------------------------------------------------------------------------------------------------
                                                                 3 482             2 768            2 076
---------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                       513               620              311
---------------------------------------------------------------------------------------------------------
Provision for income taxes (note 5)
   Current                                                           4                45               29
   Future                                                          121               198               96
---------------------------------------------------------------------------------------------------------
                                                                   125               243              125
---------------------------------------------------------------------------------------------------------
NET EARNINGS                                                       388               377              186
Dividends on preferred securities (note 15)                        (26)              (26)             (22)
---------------------------------------------------------------------------------------------------------
Net earnings attributable to common shareholders                   362               351              164
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
PER COMMON SHARE (dollars) (note 16)
Net earnings attributable to common shareholders
   basic                                                          1.63              1.58             0.74
   diluted                                                        1.61              1.57             0.73
---------------------------------------------------------------------------------------------------------
Cash dividends                                                    0.34              0.34             0.34
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

See accompanying Summary of Significant Accounting Policies and notes.


                                                        2001 ANNUAL REPORT    49

CONSOLIDATED BALANCE SHEETS
as at December 31

($ millions)                                                            2001              2000             1999
ASSETS
   CURRENT ASSETS
      Cash and cash equivalents                                            1                21                5
      Accounts receivable (notes 4 and 6)                                306               407              277
      Income taxes recoverable                                            28                --               --
      Future income taxes (note 5)                                        29                45               14
      Inventories (note 7)                                               258               192              161
---------------------------------------------------------------------------------------------------------------
   Total current assets                                                  622               665              457
   Property, plant and equipment, net (note 8)                         7 141             5 883            4 528
   Deferred charges and other (note 9)                                   199               166              191
   Future income taxes (note 5)                                          132               119              --
---------------------------------------------------------------------------------------------------------------
   Total assets                                                        8 094             6 833            5 176
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
      Short-term borrowings                                               31                64               32
      Accounts payable and accrued liabilities (notes 12 and 13)         672               709              616
      Income taxes payable                                                --                15               15
      Future income taxes (note 5)                                        28                 9               --
      Taxes other than income taxes                                       42                39               46
      Current portion of long-term borrowings (note 10)                   --                 1                1
---------------------------------------------------------------------------------------------------------------
   Total current liabilities                                             773               837              710
---------------------------------------------------------------------------------------------------------------
   Long-term borrowings (notes 10 and 11)                              3 113             2 192            1 306
   Accrued liabilities and other (notes 12 and 13)                       251               252              236
   Future income taxes (note 5)                                        1 180             1 080              816

   Commitments and contingencies (note 14)

   SHAREHOLDERS' EQUITY
      Preferred securities (note 15)                                     514               514              514
      Share capital (note 16)                                            555               537              524
      Retained earnings                                                1 708             1 421            1 070
---------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                          2 777             2 472            2 108
---------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                          8 094             6 833            5 176
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

See accompanying Summary of Significant Accounting Policies and notes.

Approved on behalf of the Board of Directors:

/s/ Rick George                                /s/ Robert Korthals
RICK GEORGE                                    ROBERT KORTHALS
Director                                       Director


50    SUNCOR ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31

($ millions)                                                            2001              2000             1999
OPERATING ACTIVITIES
Cash flow provided from operations (1), (2)                              831               958              591
Decrease (increase) in operating working capital
   Accounts receivable (note 4)                                          101              (130)            (101)
   Inventories                                                           (66)              (31)              14
   Accounts payable and accrued liabilities                              (37)               93              322
   Taxes payable                                                         (17)               18               12
---------------------------------------------------------------------------------------------------------------
Cash provided from operating activities                                  812               908              838
---------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES (2)                                 (1 680)           (1 607)          (1 290)
---------------------------------------------------------------------------------------------------------------
NET CASH DEFICIENCY BEFORE FINANCING ACTIVITIES                         (868)             (699)            (452)
---------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                             (33)               32               16
Proceeds from issuance of long-term borrowings (note 10)                 500                --               --
Issuance of preferred securities (note 15)                                --                --              507
Stuart Oil Shale Project borrowings                                       --                --               11
Repayment of commercial paper borrowings (note 15)                        --                --             (507)
Net increase in other long-term borrowings                               486               792              510
Issuance of common shares under stock option plan (note 16)               15                 9                6
Dividends paid on preferred securities (3) (note 15)                     (48)              (47)             (37)
Dividends paid on common shares                                          (72)              (71)             (75)
---------------------------------------------------------------------------------------------------------------
Cash provided from financing activities                                  848               715              431
---------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         (20)               16              (21)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            21                 5               26
---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                   1                21                5
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (dollars) (note 16)
(1) Cash flow provided from operations                                  3.73              4.32             2.68
(3) Dividends paid on preferred securities (pre-tax)                    0.21              0.21             0.17
---------------------------------------------------------------------------------------------------------------
    Cash flow provided from operations after deducting
      dividends paid on preferred securities                            3.52              4.11             2.51
---------------------------------------------------------------------------------------------------------------
(2) See Schedules of Segmented Data on pages 54 and 55
---------------------------------------------------------------------------------------------------------------

See accompanying Summary of Significant Accounting Policies and notes.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                Preferred             Share         Retained
($ millions)                                                   Securities           Capital         Earnings
AT DECEMBER 31, 1998                                                   --               518              981
Net earnings                                                           --                --              186
Dividends paid on preferred securities                                 --                --              (22)
Dividends paid on common shares                                        --                --              (75)
Issuance of preferred securities (note 15)                            514                --               --
Issued for cash under stock option plan                                --                 6               --
------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999                                                  514               524            1 070
Net earnings                                                           --                --              377
Dividends paid on preferred securities                                 --                --              (26)
Dividends paid on common shares                                        --                --              (71)
Issued for cash under stock option plan                                --                 9               --
Issued under dividend reinvestment plan                                --                 4               (4)
Income taxes - impact of new standard                                  --                --               75
------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000                                                  514               537            1 421
Net earnings                                                           --                --              388
Dividends paid on preferred securities                                 --                --              (26)
Dividends paid on common shares                                        --                --              (72)
Issued for cash under stock option plan                                --                15               --
Issued under dividend reinvestment plan                                --                 3               (3)
------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2001                                                  514               555            1 708
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

See accompanying Summary of Significant Accounting Policies and notes.


                                                        2001 ANNUAL REPORT    51

SCHEDULES OF SEGMENTED DATA*
for the years ended December 31

                                                 Oil Sands                    Natural Gas                       Sunoco
($ millions)                             2001      2000      1999      2001      2000      1999       2001       2000       1999
EARNINGS
REVENUES**
Sales and other
   operating revenues                   1 227       544       461       178       237       143      2 585      2 604      1 779
Intersegment revenues (note 18) ***       158       792       428       271       191       163          3         --         --
Interest                                   --        --        --        --        --        --         --         --         --
--------------------------------------------------------------------------------------------------------------------------------
                                        1 385     1 336       889       449       428       306      2 588      2 604      1 779
--------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude oil
   and products (note 18)                  99         3         6        --        --        --      1 721      1 783      1 090
Operating, selling and general            481       467       369        64        74        88        350        310        270
Exploration                                --        --        --        22        53        40         --         --         --
Royalties                                  30        98        51       104       101        48         --         --         --
Taxes other than income taxes              12        12         9         3         3         5        351        345        320
Depreciation, depletion
   and amortization                       233       232       177        70        78        87         56         54         53
(Gain) loss on disposal of assets           1        --         2        (8)     (147)      (36)        --         (1)        --
Start-up expenses --
Project Millennium                        141        15        --        --        --        --         --         --         --
Write-off of oil shale assets              --        --        --        --        --        --         --         --         --
Restructuring                              --        --        --        (2)       65        --         --         --         --
Interest                                   --        --        --        --        --        --         --         --         --
--------------------------------------------------------------------------------------------------------------------------------
                                          997       827       614       253       227       232      2 478      2 491      1 733
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INCOME TAXES                           388       509       275       196       201        74        110        113         46
Provision for income taxes               (105)     (194)     (108)      (79)     (103)      (33)       (30)       (32)       (19)
--------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                       283       315       167       117        98        41         80         81         27
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

As at December 31

TOTAL ASSETS                            6 409     5 079     3 178       722       762       962        934        911        849
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED****                    1 398     1 412     1 352       317       412       727        483        386        405
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
   CAPITAL EMPLOYED (%)****              20.1      22.8      12.9      32.1      17.2       5.5       18.4       20.5        6.0
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
   CAPITAL EMPLOYED (%)*****              6.4      10.6       9.2      32.1      17.2       5.5       18.4       20.5        6.0
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

* The company currently has no foreign geographic segments. See note 4 for information on export sales. Accounting policies for segments are the same as those described in the Summary of Significant Accounting Policies.

** One customer, in the Oil Sands segment, in 2001 represented 10% or more ($450 million) of the company's 2001 consolidated revenues.
      (2000 - two customers represented 10% or more ($493 million and $355 million); 1999 - one customer represented 10% or more
      ($281 million)).

*** Intersegment revenues are recorded at prevailing fair market prices and accounted for as if the sales were to third parties.

**** Capital Employed - the total of shareholders' equity and debt (short-term borrowings and current and long-term portions of long-term borrowings), less capitalized costs related to major projects in progress.

***** If capital employed were to include capitalized costs related to major projects in progress, the return on average capital employed would be as stated on this line.

See accompanying Summary of Significant Accounting Policies and notes.


52    SUNCOR ENERGY INC.

for the years ended December 31

                                                   Corporate and Eliminations                             Total
($ millions)                                   2001           2000           1999           2001           2000           1999
EARNINGS
REVENUES**
Sales and other
   operating revenues                            --             --             --          3 990          3 385          2 383
Intersegment revenues (note 18) ***            (432)          (983)          (591)            --             --             --
Interest                                          5              3              4              5              3              4
------------------------------------------------------------------------------------------------------------------------------
                                               (427)          (980)          (587)         3 995          3 388          2 387
------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Purchases of crude oil
   and products (note 18)                      (429)          (979)          (577)         1 391            807            519
Operating, selling and general                  115             67             47          1 010            918            774
Exploration                                      --             --             --             22             53             40
Royalties                                        --             --             --            134            199             99
Taxes other than income taxes                     1              1             --            367            361            334
Depreciation, depletion
   and amortization                               1              1              1            360            365            318
(Gain) loss on disposal of assets                --             --             --             (7)          (148)           (34)
Start-up expenses --
   Project Millennium                            --             --             --            141             15             --
Write-off of oil shale assets                    48            125             --             48            125             --
Restructuring                                    --             --             --             (2)            65             --
Interest                                         18              8             26             18              8             26
------------------------------------------------------------------------------------------------------------------------------
                                               (246)          (777)          (503)         3 482          2 768          2 076
------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INCOME TAXES                                (181)          (203)           (84)           513            620            311
Provision for income taxes                       89             86             35           (125)          (243)          (125)
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                             (92)          (117)           (49)           388            377            186
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

As at December 31

TOTAL ASSETS                                     29             81            187          8 094          6 833          5 176
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED****                             32             22           (121)         2 230          2 232          2 363
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
   CAPITAL EMPLOYED (%)****                                                                 17.9           16.6            8.3
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
   CAPITAL EMPLOYED (%)*****                                                                 7.5            9.3            6.4
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


                                                        2001 ANNUAL REPORT    53
for the years ended December 31

                                                 Oil Sands                    Natural Gas                       Sunoco
($ millions)                             2001      2000      1999      2001      2000      1999       2001       2000       1999
CASH FLOW BEFORE
   FINANCING ACTIVITIES
CASH PROVIDED FROM (USED IN)
   OPERATING ACTIVITIES:
Cash flow provided from
   (used in) operations
   Net earnings (loss)                    283       315       167       117        98        41         80         81         27
   Exploration expenses
      Cash                                 --        --        --        12        12        12         --         --         --
      Dry hole costs                       --        --        --        10        41        28         --         --         --
   Non-cash items included
      in earnings
      Depreciation, depletion
         and amortization                 233       232       177        70        78        87         56         54         53
      Future income taxes                  89       189       102        76       101        31         18        (16)       (33)
      Current income tax provision
         allocated to Corporate            16         5         6         3         2         2         12         48         52
      (Gain) loss on disposal of assets     1        --         2        (8)     (147)      (36)        --         (1)        --
      Write-off of oil shale assets        --        --        --        --        --        --         --         --         --
      Restructuring                        --        --        --        (3)       56        --         --         --         --
      Other                                (4)      (12)       --         3        (4)        6          2          6          3
   Overburden removal outlays             (31)      (48)      (53)       --        --        --         --         --         --
   Overburden removal outlays --
      Project Millennium                  (88)      (27)       --        --        --        --         --         --         --
   Increase (decrease) in deferred
      credits and other                   (13)        1         4        --         1         1         (3)         2          1
--------------------------------------------------------------------------------------------------------------------------------
Total cash flow provided from
   (used in) operations                   486       655       405       280       238       172        165        174        103
Decrease (increase) in operating
   working capital                        (35)     (169)       83        44        27        27         17         40         69
--------------------------------------------------------------------------------------------------------------------------------
Total cash provided from (used in)
   operating activities                   451       486       488       324       265       199        182        214        172
--------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN)
   INVESTING ACTIVITIES:
Capital and exploration
   expenditures                        (1 479)   (1 808)   (1 057)     (132)     (127)     (200)       (54)       (45)       (42)
Deferred maintenance
   shutdown expenditures                   (5)       (3)      (22)       (2)       (1)       --         (9)        (9)        --
Deferred outlays and
   other investments                       (2)       (5)       (7)       (1)       --        --         (9)        (7)        (2)
Proceeds from disposals                    10       101         1        22       314        90          1          2          1
--------------------------------------------------------------------------------------------------------------------------------
Total cash provided from (used in)
   investing activities                (1 476)   (1 715)   (1 085)     (113)      186      (110)       (71)       (59)       (43)
--------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
   BEFORE FINANCING ACTIVITIES         (1 025)   (1 229)     (597)      211       451        89        111        155        129
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


* The company currently has no foreign geographic segments. See note 4 for information on export sales. Accounting policies for segments are the same as those described in the Summary of Significant Accounting Policies.

See accompanying Summary of Significant Accounting Policies and notes.


54    SUNCOR ENERGY INC.

for the years ended December 31

                                                   Corporate and Eliminations                             Total
($ millions)                                   2001           2000           1999           2001           2000           1999
CASH FLOW BEFORE
   FINANCING ACTIVITIES
CASH PROVIDED FROM (USED IN)
   OPERATING ACTIVITIES:
Cash flow provided from
   (used in) operations
   Net earnings (loss)                          (92)          (117)           (49)           388            377            186
   Exploration expenses
      Cash                                       --             --             --             12             12             12
      Dry hole costs                             --             --             --             10             41             28
   Non-cash items included
      in earnings
      Depreciation, depletion
         and amortization                         1              1              1            360            365            318
      Future income taxes                       (62)           (76)            (4)           121            198             96
      Current income tax provision
         allocated to Corporate                 (31)           (55)           (60)            --             --             --
      (Gain) loss on disposal of assets          --             --             --             (7)          (148)           (34)
      Write-off of oil shale assets              48            125             --             48            125             --
      Restructuring                              --             --             --             (3)            56             --
      Other                                       7             (7)             4              8            (17)            13
   Overburden removal outlays                    --             --             --            (31)           (48)           (53)
   Overburden removal outlays --
      Project Millennium                         --             --             --            (88)           (27)            --
   Increase (decrease) in deferred
      credits and other                          29             20             19             13             24             25
------------------------------------------------------------------------------------------------------------------------------
Total cash flow provided from
   (used in) operations                        (100)          (109)           (89)           831            958            591
Decrease (increase) in operating
   working capital                              (45)            52             68            (19)           (50)           247
------------------------------------------------------------------------------------------------------------------------------
Total cash provided from (used in)
   operating activities                        (145)           (57)           (21)           812            908            838
------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED IN)
   INVESTING ACTIVITIES:
Capital and exploration
   expenditures                                 (13)           (18)           (51)        (1 678)        (1 998)        (1 350)
Deferred maintenance
   shutdown expenditures                         --             --             --            (16)           (13)           (22)
Deferred outlays and
   other investments                             (7)            (1)            (1)           (19)           (13)           (10)
Proceeds from disposals                          --             --             --             33            417             92
------------------------------------------------------------------------------------------------------------------------------
Total cash provided from (used in)
   investing activities                         (20)           (19)           (52)        (1 680)        (1 607)        (1 290)
------------------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS (DEFICIENCY)
   BEFORE FINANCING ACTIVITIES                 (165)           (76)           (73)          (868)          (699)          (452)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


                                                        2001 ANNUAL REPORT    55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   OIL SHALE PROJECT

Effective April 5, 2001, the company sold its interest in the Stuart Oil Shale Project to joint venture co-owners Southern Pacific Petroleum NL and Central Pacific Minerals NL (SPP/CPM). Under the terms of the sale, the company retains a 5% royalty interest in Stage 1 of the project and SPP/CPM and the company retain worldwide rights to the Alberta Taciuk Processor technology. The company made total payments as part of the transaction in the amount of $5 million (AUD$7 million), which SPP/CPM will use to fund Stage 1 operating, capital and transition costs. The company received 2.5 million SPP shares and 0.926 million CPM shares in consideration. SPP/CPM issued the company 12.5 million SPP share options and 4.6 million CPM share options, exercisable over five years at a strike price of AUD$1.25 per SPP share and AUD$3.38 per CPM share. The company surrendered its partly paid Restricted Class shares (SPP 57 million and CPM 18.85 million) that were acquired in 1997.

In the second quarter of 2001, as a result of the sale of this interest, the company wrote off the carrying value of the property, plant and equipment and the partly paid shares, and extinguished the long-term borrowings and accrued interest. The earnings impact of the sale of Suncor's remaining interest in the project was $48 million pre-tax, $3 million after-tax.

At December 31, 2001, the company holds 2.5 million SPP shares and 0.926 million CPM shares, and 12.5 million SPP share options and 4.6 million CPM share options. The SPP and CPM shares have declined in value and have been written down from $5 million to $2 million. The impact of the write-down was to decrease net earnings by $2 million.

2.   RESTRUCTURING CHARGE

In 2000, the carrying values of certain assets of the company's Natural Gas business were written down to their net estimated recoverable amount and a provision for estimated restructuring costs was recorded.

In the third quarter of 2001, some of these properties that were previously written down were sold and provisions for estimated restructuring costs were revised to reflect increased employee termination costs as follows:

($ millions)                                    2001                   2000
Non-cash charges:
   Impairment of non-core
      proved properties                           --                     21
   Impairment of non-core
      unproved properties                         (3)                    18
   Write-down of capitalized
      development costs
      on proved properties                        --                     17
Cash charges:
   Employee terminations                           1                      6
   Consultants and other                          --                      3
---------------------------------------------------------------------------
                                                  (2)                    65
---------------------------------------------------------------------------
---------------------------------------------------------------------------

The impact of these adjustments is to increase net earnings by $1 million (2000 - decreased net earnings by $30 million).

3.   ROYALTIES

Oil Sands Crown royalty payments in 2001 were based on a minimum royalty rate of 1% of gross revenues (2000 and 1999 - 5% of gross revenues).

                                 2001                          2000                          1999
($ millions)           Crown     Other     Total     Crown     Other     Total     Crown     Other     Total
Oil Sands                 15        15        30        87        11        98        48         3        51
Natural Gas               93        11       104        90        11       101        40         8        48
Total                    108        26       134       177        22       199        88        11        99


56    SUNCOR ENERGY INC.

4.   SUPPLEMENTAL INFORMATION

($ millions)                                    2001           2000           1999
Export sales (1)                                 590            478            233
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Exploration expenses
   Geological and geophysical                     11             10             10
   Other                                           1              2              2
----------------------------------------------------------------------------------
   Cash costs                                     12             12             12
   Dry hole costs                                 10             41             28
----------------------------------------------------------------------------------
   Cash and dry hole costs (2)                    22             53             40
   Leasehold impairment (3)                        9             10             12
----------------------------------------------------------------------------------
                                                  31             63             52
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Taxes other than income taxes
   Excise taxes (4)                              343            336            311
   Production, property and other taxes           24             25             23
----------------------------------------------------------------------------------
                                                 367            361            334
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Interest expense
   Long-term interest cost                       143            112             71
   Less interest capitalized                    (125)          (104)           (45)
----------------------------------------------------------------------------------
                                                  18              8             26
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Cash interest payments                           130            104             63
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Allowance for doubtful accounts                    3              3              3
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

In 2001, the company had in place a securitization program to sell, on a revolving, fully serviced and limited recourse basis, up to $170 million of accounts receivable having a maturity of 45 days or less to a third party. As at December 31, 2001, $166 million in accounts receivable had been sold under the program. Under the recourse provisions, the company would provide indemnification against credit losses to a maximum of $54 million. The company believes it has no significant exposure to credit losses. Proceeds received from new securitizations and proceeds from collections reinvested in previous securitizations for the year-ended December 31, 2001 were approximately $44 and $1,804 million, respectively. The company recorded a loss of approximately $3 million on the securitization program in 2001.

(1) Sales of crude oil, natural gas and refined products to customers in the United States and petrochemicals in Europe.

(2)  Exploration expenses in the Consolidated Statements of Earnings.

(3) Included in depreciation, depletion and amortization in the Consolidated Statements of Earnings.

(4) Excise taxes are also included in sales and other operating revenues in the Consolidated Statements of Earnings.

5.   INCOME TAXES

THE ASSETS AND LIABILITIES SHOWN ON SUNCOR'S BALANCE SHEETS ARE CALCULATED USING ACCOUNTING RULES KNOWN AS GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. SUNCOR'S INCOME TAXES ARE CALCULATED ACCORDING TO GOVERNMENT TAX LAWS AND REGULATIONS, WHICHCOULD RESULT IN DIFFERENT VALUES FOR SOME ASSETS AND LIABILITIES FOR INCOME TAX PURPOSES. THESE DIFFERENCES ARE KNOWN AS TEMPORARY DIFFERENCES, BECAUSE EVENTUALLY THESE DIFFERENCES WILL REVERSE.

THE AMOUNTS SHOWN ON THE BALANCE SHEETS AS FUTURE INCOME TAXES REPRESENT INCOME TAXES THAT WILL EVENTUALLY BE PAYABLE OR RECOVERABLE IN FUTURE YEARS WHEN THESE TEMPORARY DIFFERENCES DO REVERSE.

SEE BELOW FOR MORE TECHNICAL DETAILS AND NUMBERS.

The provision for income taxes reflects an effective tax rate that differs from the statutory tax rate. A reconciliation of the two rates and the dollar effect is as follows:

                                                        2001                       2000                       1999
($ millions)                                     Amount          %          Amount          %          Amount          %
Federal tax rate                                    195         38             236         38             118         38
Provincial abatement                                (51)       (10)            (62)       (10)            (31)       (10)
Federal surtax                                        6          1               7          1               3          1
Provincial tax rates                                 69         14              96         16              48         16
------------------------------------------------------------------------------------------------------------------------
STATUTORY TAX AND RATE                              219         43             277         45             138         45
Add (deduct) the tax effect of:
Crown royalties (see note 3)                         48          9              83         13              44         13
Resource allowance                                  (77)       (15)           (101)       (17)            (56)       (17)
Large corporations tax                               16          3              10          2              10          3
Tax rate changes on future income taxes*            (52)       (11)            (13)        (2)             --         --
Attributed Canadian royalty income                   (6)        (1)            (13)        (2)             --         --
Assessments and adjustments                         (11)        (2)             (3)        --              --         --
Other                                               (12)        (2)              3         --             (11)        (4)
------------------------------------------------------------------------------------------------------------------------
INCOME TAXES AND EFFECTIVE RATE                     125         24             243         39             125         40
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

* Includes $(43) million, (9)% related to revaluation of future income tax balances (2000 - $(13) million, (2)%; 1999 - nil). 2001 income tax payments totalled $23 million (2000 - $22 million; 1999 - $5 million).


                                                        2001 ANNUAL REPORT    57

At December 31, future income taxes are comprised of the following:

                                                                     2001                                    2000
($ millions)                                               Current           Non-current           Current           Non-current
Future income tax assets:
   Employee future benefits                                      4                    30                 2                    39
   Reclamation and environmental remediation costs               8                    19                 9                    23
   Royalties                                                    --                    44                --                    43
   Employee incentive plans                                     --                    29                --                    10
   Inventories                                                  11                    --                20                    --
   Other                                                         6                    10                14                     4
--------------------------------------------------------------------------------------------------------------------------------
                                                                29                   132                45                   119
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Future income tax liabilities:
   Depreciation                                                 --                 1 105                --                 1 038
   Overburden removal costs                                     --                    30                --                    23
   Maintenance shutdown costs                                   --                    10                --                    12
   Inventories                                                  10                    --                --                    --
   Other                                                        18                    35                 9                     7
--------------------------------------------------------------------------------------------------------------------------------
                                                                28                 1 180                 9                 1 080
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

6.   RELATED PARTY TRANSACTIONS

The following table summarizes the company's related party transactions for the year and balances at the end of the year. These transactions are in the normal course of operations and have been carried out on the same terms as would apply with unrelated parties.

($ millions)                             2001           2000           1999
Revenues
   Sales to Sunoco
      joint ventures:
      Refined products                    602            600            395
      Petrochemicals                      131            128            108
---------------------------------------------------------------------------
At the end of the year,
   amounts due from related
   parties are as follows:
Sunoco joint ventures                      33             58             45
---------------------------------------------------------------------------

Sales to and balances with Sunoco joint ventures are exchange amounts established and agreed to by the related parties.

The company has exclusive supply agreements with two Sunoco joint ventures for the sale of refined products. The company plans to maintain its relationship with these joint ventures.

The company also has a non-exclusive supply agreement with a Sunoco joint venture for the sale of petrochemicals.

7.   INVENTORIES

($ millions)                       2001           2000          1999
Crude Oil                           115             83            47
Refined Products                     71             55            67
Materials and Supplies               72             54            47
Total                               258            192           161

The replacement cost at December 31, 2001, of all inventories valued at LIFO exceeded their carrying value by $5 million (2000 - $61 million; 1999 - $37 million).

In 2000, the company sold inventories produced in prior years whose LIFO costs were lower than current crude oil and operating costs. The impact of this reduction in inventory was to decrease expenses by $8 million and increase net earnings by $5 million.


58    SUNCOR ENERGY INC.

8.   PROPERTY, PLANT AND EQUIPMENT

                                                         2001                       2000                      1999
                                                               Accum.                     Accum.                      Accum.
($ millions)                                      Cost      Provision        Cost      Provision        Cost       Provision
Oil Sands
   Plant                                         1 744            557       1 632            476       1 690             470
   Mine and mobile equipment                     1 008            337         918            313         850             243
   Pipeline costs                                   81             23          81             20          80              17
   Capitalized energy services asset lease         101              6         101              2          --              --
   Capitalized aircraft lease                        8             --           8             --          --              --
   Project Millennium*                           3 618              8       2 536              6         905              --
   Project Firebag - in progress                   275             --         101             --          --              --
----------------------------------------------------------------------------------------------------------------------------
                                                 6 835            931       5 377            817       3 525             730
----------------------------------------------------------------------------------------------------------------------------
Natural Gas
   Proved properties (note 3)                      965            423         877            366       1 190             487
   Unproved properties (note 3)                    114             48         125             56         344             171
   Pipeline                                         20             17          20             17          22              18
   Other support facilities and equipment           14              8          13              6          19              12
----------------------------------------------------------------------------------------------------------------------------
                                                 1 113            496       1 035            445       1 575             688
----------------------------------------------------------------------------------------------------------------------------
Sunoco
   Refinery                                        771            391         745            367         740             350
   Marketing and transportation                    434            209         405            187         380             165
----------------------------------------------------------------------------------------------------------------------------
                                                 1 205            600       1 150            554       1 120             515
----------------------------------------------------------------------------------------------------------------------------
Corporate
   Stuart Oil Shale Project (note 2)                --             --         134             --         237              --
   Other                                            19              4           6              3           7               3
----------------------------------------------------------------------------------------------------------------------------
                                                    19              4         140              3         244               3
----------------------------------------------------------------------------------------------------------------------------
                                                 9 172          2 031       7 702          1 819       6 464           1 936
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                               7 141                      5 883                       4 528
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

Interest capitalized during 2001 totalled $125 million (2000 - $104 million; 1999 - $45 million).

Capitalized costs related to the in-progress phase of projects are not being depreciated until the facilities are substantially complete and ready for commercial production to commence. Effective January 1, 2002, Project Millennium commenced commercial production, therefore depreciation will begin in January 2002.

* Project Millennium costs include capitalized interest of $229 million (2000 - $111 million; 1999 - $21 million). Start-up costs related to Project Millennium have been expensed.

9.   DEFERRED CHARGES AND OTHER

($ millions)                                          2001              2000             1999
Oil sands overburden removal costs (see below)         101                76               85
Deferred maintenance shutdown costs                     34                35               45
Investments                                              7                 8                8
Goodwill                                                14                14               13
Other                                                   43                33               40
---------------------------------------------------------------------------------------------
                                                       199               166              191
---------------------------------------------------------------------------------------------
Oil Sands overburden removal costs
   Balance - beginning of year                          76                85               95
   Outlays during year                                 119                75               53
   Depreciation on equipment during year                 9                 8                6
---------------------------------------------------------------------------------------------
                                                       204               168              154
   Amortization during year                           (103)              (92)             (69)
---------------------------------------------------------------------------------------------
   Balance - end of year                               101                76               85
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

                                                        2001 ANNUAL REPORT    59

10.  LONG-TERM BORROWINGS

($ millions)                                                         2001            2000             1999
FIXED RATE BORROWINGS
Medium-term Notes, maturing in 2011
   Interest payable semi-annually*                                    500              --               --
Medium-term Notes, maturing in 2007
   Interest payable semi-annually                                     400             400              400
7.4% Debentures, Series C, maturing in 2004
   Interest payable semi-annually**                                   125             125              125
Borrowings under or with support of lines of credit
   converted to fixed rate obligations by interest rate
   swap transactions, maturing in 2003. Interest payable
   quarterly at rates averaging 5.6%***                               110             110              110
Stuart Oil Shale Project borrowings (note 1)                           --              73               82
Sunoco joint venture borrowings with interest at rates
   averaging 7.1% at December 31, 2001
   (2000 - 7.7%; 1999 - 7.6%)                                           6               4                5
----------------------------------------------------------------------------------------------------------
                                                                    1 141             712              722
Capital leases****                                                    109             109               --
Less current portion of fixed rate long-term borrowings                --               1                1
----------------------------------------------------------------------------------------------------------
                                                                    1 250             820              721
----------------------------------------------------------------------------------------------------------
VARIABLE RATE BORROWINGS*****
Borrowings with interest at variable rates averaging
   2.7% at December 31, 2001 (2000 - 6.0%; 1999 - 5.2%)
   under or with support of lines of credit                         1 863           1 372              585
----------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM BORROWINGS                                          3 113           2 192            1 306
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

* During 2001, the company issued $500 million of Series 2 Medium-term Notes at an interest rate of 6.7%. The net proceeds received were used to repay commercial paper and bank borrowings.

** During 1996, the company entered into a cross-currency interest rate swap transaction to convert its 7.4% debentures to a 6.2% fixed interest rate U.S. dollar obligation of approximately $91 million. Later in 1996, the company entered into another cross-currency interest rate swap transaction to convert the US$91 million obligation back to a fixed rate Cdn$125 million obligation. The net effect of the two swap transactions was to reduce the effective interest rate on the debentures from 7.3% (7.4% coupon rate) to 5.5%. In 2001, the two swap transactions were terminated, resulting in a deferred gain on settlement of $5 million, which is classified as accrued liabilities in the consolidated balance sheets and which is being recognized in earnings as a reduction of interest expense over the period to maturity of the debentures.

*** During 1998, the company entered into interest rate swap transactions to convert $50 million and $60 million of variable rate borrowings to fixed interest rate obligations at 5.5% and 5.7%, respectively.

**** Obligations under capital leases are as follows:

($ millions)                                       2001           2000
Energy services assets lease with
   interest at 6.82% maturing in 2004               101            101
Aircraft lease with interest at prime
   plus 0.5% maturing in 2008                         8              8
----------------------------------------------------------------------
                                                    109            109
----------------------------------------------------------------------
----------------------------------------------------------------------

Future minimum amounts payable under these capital leases are as follows:

                                                               ($ millions)
2002                                                                      8
2003                                                                      8
2004                                                                    108
2005                                                                      1
2006                                                                     --
Later years                                                               6
---------------------------------------------------------------------------
Total minimum lease payments                                            131
---------------------------------------------------------------------------
Less amount representing imputed interest                               (22)
---------------------------------------------------------------------------
Present value of obligation under capital leases                        109
---------------------------------------------------------------------------
---------------------------------------------------------------------------

***** During 1999, the company entered into a cross-currency interest rate swap transaction to convert US$183 million of variable rate borrowings with interest based on 90-day LIBOR to Cdn$278 million with interest based on 90-day bankers acceptances. In 2001, swap transactions for US$71 million (Cdn$109 million) of these borrowings were settled. There was no gain or loss on settlement.

LONG-TERM BORROWINGS

(per cent)                      2001                2000                 1999
Variable rate                     60                  63                   45
Fixed rate                        40                  37                   55


60    SUNCOR ENERGY INC.

Principal repayments of long-term borrowings other than obligations under capital leases in each of the next five years are as follows:

                                                    ($ millions)
2002                                                         --
2003                                                          3
2004                                                      2 099
2005                                                         --
2006                                                         --
---------------------------------------------------------------

11.  LINES OF CREDIT

At December 31, 2001, the company had available $2,337 million in credit and term loan facilities, of which $1,112 million had been drawn, as follows:

o A facility for $600 million that is fully revolving for 364 days, has a term period of three years and expires in 2004.

o A facility for $550 million that is fully revolving for 364 days and expires in 2002.

o A facility for US$112 million (Cdn$169 million) that is non-revolving, has been fully drawn and expires in 2004.

o A facility for $1,003 million that is fully revolving for six years and expires in 2004.

o Uncommitted facilities totalling $15 million, which can be terminated at any time at the option of the lenders.

The company is also authorized, supported by unutilized credit and term loan facilities, to issue commercial paper to a maximum of $900 million, having a term not to exceed 364 days. At December 31, 2001, the company had $861 million in commercial paper outstanding.

These credit facilities are subject to commitment fees, the amounts of which are not significant.

12.  ACCRUED LIABILITIES AND OTHER

($ millions)                           2001         2000         1999
Reclamation and Environmental
   Remediation Costs (a)                 61           70           86
Pension Costs (see note 13)             110           95           96
Other (b)                                80           87           54
Total                                   251          252          236

(a)  RECLAMATION AND ENVIRONMENTAL REMEDIATION COSTS

Total accrued reclamation and environmental remediation costs also include $23 million in current liabilities (2000 - $27 million; 1999 - $13 million). Payments during 2001 totalled $28 million (2000 - $15 million; 1999 - $13 million).

(b)  EMPLOYEE AND DIRECTOR INCENTIVE PLANS

Compensation expense recorded under the company's long-term employee incentive plans was $42 million (2000 - $32 million; 1999 - $26 million). Compensation expense is an estimated amount, based on the market price of the company's common shares and expected performance achievement, and is therefore subject to measurement uncertainty and volatility. Vesting of these plans will occur on April 1, 2002. At December 31, 2001, the estimated portion of these awards expected to be paid in cash of $32 million is included in accrued liabilities, with the remaining $72 million included in accrued liabilities and other.

Compensation expense in the form of common share equivalents under the directors' compensation plan is not significant.

13.  EMPLOYEE FUTURE BENEFITS

WHEN EMPLOYEES WORK FOR SUNCOR, THEY ARE ELIGIBLE TO RECEIVE PENSION, HEALTH CARE AND INSURANCE BENEFITS WHEN THEY RETIRE. THIS BENEFIT OBLIGATION OR COMMITMENT THAT SUNCOR HAS TO EMPLOYEES AND RETIREES AT DECEMBER 31, 2001, WAS $554 MILLION.

AS REQUIRED BY GOVERNMENT REGULATIONS AND PLAN PERFORMANCE, SUNCOR SETS ASIDE FUNDS, WHICH ARE IN THE CUSTODY OF AN INDEPENDENT TRUSTEE, TO MEET THESE OBLIGATIONS. AT THE END OF DECEMBER, 2001, PLAN ASSETS TO MEET THE BENEFIT OBLIGATION WERE $301 MILLION.

THE EXCESS OF THE BENEFIT OBLIGATION OVER PLAN ASSETS OF $253 MILLION REPRESENTS THE NET UNFUNDED OBLIGATION.

SEE BELOW FOR MORE TECHNICAL DETAILS AND NUMBERS.

DEFINED BENEFIT PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS

The company's defined benefit pension plans provide a pension benefit at retirement based upon years of service and final average earnings. The defined benefit pension plans consist of a funded plan that covers most employees, and unfunded supplementary benefit plans that provide supplemental retirement benefits to executives. Under the funded plan, the company makes contributions to an independent trustee to cover pension payment obligations to retired employees. The trustee acts as the depository for contributions, the disbursing agent and custodian of the pension plan's assets. These assets are managed by a pension fund investment committee, on behalf of the beneficiaries, which retains independent managers and advisers.

The company's other post-retirement benefits program, which is unfunded, includes certain health care and life insurance benefits provided to retired employees and eligible surviving dependants. Retirees share in the cost of providing these benefits.


                                                        2001 ANNUAL REPORT    61

Company contributions to the funded pension plan, the present value of pension and other post-retirement benefit obligations and periodic benefit costs are determined by an independent actuary in accordance with regulatory requirements, based on management's best estimate of actuarial assumptions.

ASSUMPTIONS AND ESTIMATES

                                                                   Other Post-
                             Pension Benefits                  retirement Benefits
(per cent)             2001        2000        1999        2001        2000        1999
Discount Rate          6.50        7.00        7.25        6.50        7.00        7.25
Expected Return
   on Plan Assets      7.25        7.25        7.25          --          --          --
Rate of Compen-
   sation Increase     4.25        4.25        4.25        4.25        4.25        4.25

The following table presents information about the funded status of the plans and obligations recognized in the consolidated balance sheets at December 31:

                                                           Pension Benefits             Other Post-retirement Benefits
                                                     2001        2000        1999        2001        2000        1999
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year               404         364         403          79          69          72
Service costs                                          14          12          15           3           3           4
Interest costs                                         28          26          24           6           5           4
Plan participants' contribution                         3           3           2          --          --          --
Amendments                                             --          --          --          --          --          (8)
Actuarial (gain) loss                                  34          23         (61)          7           4          (1)
Benefits paid                                         (22)        (24)        (19)         (2)         (2)         (2)
---------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                     461         404         364          93          79          69
---------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS*
Fair value of plan assets at beginning of year        322         316         278          --          --          --
Actual return on plan assets                          (14)         15          39          --          --          --
Employer contribution                                  12          12          16          --          --          --
Plan participants' contribution                         3           3           2          --          --          --
Benefits paid                                         (22)        (24)        (19)         --          --          --
---------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              301         322         316          --          --          --
---------------------------------------------------------------------------------------------------------------------
Net unfunded obligation                              (160)        (82)        (48)        (93)        (79)        (69)
Items not yet recognized in earnings:
Unamortized transitional asset                         --          (8)        (16)         --          --          --
Unamortized net actuarial loss                        109          45          18          19          13          11
---------------------------------------------------------------------------------------------------------------------
Accrued benefit liability                             (51)        (45)        (46)        (74)        (66)        (58)
---------------------------------------------------------------------------------------------------------------------
   Current portion                                    (15)        (15)         (8)         (2)         (2)         (2)
   Long-term portion                                  (36)        (30)        (38)        (72)        (64)        (56)
---------------------------------------------------------------------------------------------------------------------
                                                      (51)        (45)        (46)        (74)        (66)        (58)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

* Assets in the employees' pension plan consist of marketable equity securities, government and corporate bonds and short-term notes. Pension plan assets are not the company's assets and therefore are not included in the consolidated balance sheets.

The above benefit obligation at year-end includes funded and unfunded plans, as follows:

                                                           Pension Benefits             Other Post-retirement Benefits
                                                     2001        2000        1999        2001        2000        1999
Funded plan                                           377         334         309          --          --          --
Unfunded plans                                         84          70          55          93          79          69
---------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                     461         404         364          93          79          69
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


62    SUNCOR ENERGY INC.

The components of net periodic benefit cost are as follows:

                                                           Pension Benefits             Other Post-retirement Benefits
                                                     2001        2000        1999        2001        2000        1999
Service costs                                          14          12          15           3           3           4
Interest costs                                         28          26          24           6           5           4
Expected return on plan assets                        (23)        (22)        (22)         --          --          --
Amortization of transitional asset                     (8)         (8)         (8)         --          --          --
Amortization of net actuarial loss                      9           6          12           1           1           1
---------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                              20          14          21          10           9           9
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

The unamortized net actuarial loss represents annually calculated differences between actual and projected plan performance. These amounts are amortized as part of the net periodic benefit cost over the expected average remaining service life of employees of 13 years for pension benefits (2000 and 1999 - 13 years), and over the expected average future service life to full eligibility age of 11 years for post-retirement benefits.

In order to measure the expected cost of other post-retirement benefits, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually each year to a rate of 5% for 2010 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for other post-retirement benefit obligations. A 1% change in assumed health care cost trend rates would have the following effects:

                                                     1%              1%
($ millions)                                   Increase        Decrease
Effect on total of service
   and interest cost components
   of net periodic post-retirement
   health care benefit cost                           2              (1)
-----------------------------------------------------------------------

Effect on the health care
   component of the accumulated
   post-retirement benefit obligation                17             (13)
-----------------------------------------------------------------------

DEFINED CONTRIBUTION PENSION PLAN

The company has a defined contribution plan, under which both the company and employees make contributions. Company contributions, which totalled $4 million (2000 - $4 million; 1999 - $4 million), are based on employees' earnings and contributions.

14.  COMMITMENTS AND CONTINGENCIES

(a)  OPERATING COMMITMENTS

In order to ensure continued availability of, and access to, facilities and services to meet its operational requirements, the company enters into non-cancellable operating leases for service stations, office space and other property and equipment, as well as transportation service agreements for pipeline capacity and an energy services agreement. Under contracts existing at December 31, 2001, future minimum amounts payable under these leases and agreements are as follows:

                         Pipeline Capacity               Operating
($ millions)           and Energy Services *                Leases
2002                                   131                      45
2003                                   134                      42
2004                                   133                      36
2005                                   141                      32
2006                                   148                      29
Later years                          3 826                      89
------------------------------------------------------------------
                                     4 513                     273
------------------------------------------------------------------
------------------------------------------------------------------

* Includes annual tolls payable under a transportation service agreement with a major pipeline company to use a portion of its pipeline capacity and tankage for the shipment of crude oil from Fort McMurray to Hardisty, Alberta. The agreement commenced in 1999 and extends to 2028. As the initial shipper on the pipeline, Suncor's annual tolls payable under the agreement could be subject to annual adjustments.

  To meet the energy needs of its oil sands operation, Suncor has a commitment under long-term energy agreements to obtain a portion of the power and all of the steam generated by a cogeneration facility owned by a major energy company. Effective October 1999, this company also commenced managing the operations of Suncor's existing energy services facility.

(b)  CONTINGENCIES

The company is subject to various regulatory and statutory requirements relating to the protection of the environment. These requirements, in addition to contractual agreements and management decisions, result in the accrual of estimated reclamation and environmental remediation costs. These costs are accrued at the company's natural gas and oil sands operations on the unit of production basis. Estimated environmental remediation costs at service stations are also accrued upon completion of site investigations. These costs are reduced by any estimated gains likely to be realized on a sale of these sites. Any changes in these estimates will affect future earnings.


                                                        2001 ANNUAL REPORT    63

Under the company's business interruption insurance coverage, the company would bear the first $415 million of any loss arising from a future insured incident at its Oil Sands operations.

The company is defendant and plaintiff in a number of legal actions that arise in the normal course of business.

Costs attributable to these commitments and contingencies are expected to be incurred over an extended period of time and to be funded mainly from the company's cash provided from operating activities. Although the ultimate impact of these matters on net earnings cannot be determined at this time, it could be material for any one quarter or year. The company believes that any liabilities which might arise pertaining to such matters would not be expected to have a material effect on the company's consolidated financial position.

15.  PREFERRED SECURITIES

During 1999, the company completed a Canadian offering of $276 million of 9.05% preferred securities and a U.S. offering of US$162.5 million of 9.125% preferred securities, the proceeds of which totalled Cdn$507 million after issue costs of $17 million ($10 million after income tax credits of $7 million). The preferred securities are unsecured junior subordinated debentures, due in 2048 and redeemable at the company's option on or after March 15, 2004. Subject to certain conditions, the company has the right to defer payment of interest on the securities for up to 20 consecutive quarterly periods. Deferred interest and principal amounts are payable in cash, or, at the option of the company, from the proceeds on the sale of equity securities of the company delivered to the trustee of the preferred securities. Accordingly, the preferred securities are classified as share capital in the consolidated balance sheet and the interest distributions thereon, net of income taxes, are classified as dividends. Proceeds from the offerings were used to repay commercial paper borrowings.

16.  SHARE CAPITAL

(a)  AUTHORIZED:

COMMON SHARES

The company is authorized to issue an unlimited number of common shares without nominal or par value.

PREFERRED SHARES

The company is authorized to issue an unlimited number of preferred shares without nominal or par value in series.

(b)  ISSUED:

The number of common shares and common share options outstanding, common share prices and per share calculations, for both current and prior periods, reflect a two-for-one split of the company's common shares during 2000.

                                                Common Shares
($ millions)                              Number                 Amount
Balance as at
   December 31, 1998                220 433 656                     518
Issued for cash under
   stock option plan                    587 850                       6
Issued under dividend
   reinvestment plan                     10 732                      --
-----------------------------------------------------------------------
Balance as at
   December 31, 1999                221 032 238                     524
Issued for cash under
   stock option plan                    738 176                       9
Issued under dividend
   reinvestment plan                    130 165                       4
-----------------------------------------------------------------------
Balance as at
   December 31, 2000                221 900 579                     537
Issued for cash under
   stock option plan                  1 048 069                      15
Issued under dividend
   reinvestment plan                     29 597                       3
-----------------------------------------------------------------------
BALANCE AS AT
   DECEMBER 31, 2001                222 978 245                     555
-----------------------------------------------------------------------

COMMON SHARE OPTIONS

i)   EXECUTIVE STOCK PLAN

Under this plan, the company has granted common share options to non-employee directors and certain executives of the company and its subsidiaries. The exercise price of an option is equal to the market value of the common shares at the date of grant. Options granted to non-employee directors are exercisable immediately. Options granted to employees are exercisable as follows: one-third after one year, the second third after two years and the final third after three years from the grant date. No option may be exercisable more than 10 years after the grant date.

ii)  EMPLOYEE STOCK OPTION PROGRAM

Under this program, the company granted 1,063,000 share options to certain senior employees. The exercise price for these grants was equal to or greater than the market value of the common shares at the grant date. Options vest and are exercisable on April 1, 2002, one-half at that time and the other half based on achievement of certain performance measurement criteria.


64    SUNCOR ENERGY INC.

The following tables cover all common share options granted by the company:

                                                                                         Weighted
Exercise price per share (dollars)             Number                    Range            Average
Outstanding, December 31, 1998              5 397 238             4.75 - 26.38              16.64
   Granted                                  1 090 456            20.25 - 30.18              20.70
   Exercised                                 (583 040)            4.75 - 24.55               9.76
   Cancelled                                  (46 668)           15.54 - 26.08              25.73
-------------------------------------------------------------------------------------------------
Outstanding, December 31, 1999              5 857 986             4.75 - 30.18              18.01
   Granted                                    950 016            26.08 - 38.55              31.29
   Exercised                                 (737 202)            4.75 - 24.55              12.57
   Cancelled                                 (209 925)           20.25 - 33.03              26.03
-------------------------------------------------------------------------------------------------
Outstanding, December 31, 2000              5 860 875             4.75 - 38.55              20.55
   Granted                                  1 090 360            31.88 - 42.70              35.26
   Exercised                               (1 014 334)            4.75 - 32.95              14.60
   Cancelled                                  (52 866)           20.25 - 40.40              28.42
-------------------------------------------------------------------------------------------------
OUTSTANDING, DECEMBER 31, 2001              5 884 035             4.75 - 42.70              24.24
-------------------------------------------------------------------------------------------------
Exercisable, December 31
   1999                                     2 609 816             4.75 - 26.98              12.89
-------------------------------------------------------------------------------------------------
   2000                                     3 067 594             4.75 - 31.98              15.42
-------------------------------------------------------------------------------------------------
   2001                                     3 067 806             4.75 - 42.70              19.34
-------------------------------------------------------------------------------------------------

Common shares authorized for issuance by the Board of Directors, that remain available for the granting of future options, at December 31:

(number of common shares)               2001              2000              1999
                                   5 298 883         6 336 377         7 076 468

The following table is an analysis of outstanding and exercisable common share options as at December 31, 2001:

                                           Outstanding                                             Exercisable
                      ----------------------------------------------------------        ---------------------------------
                                                Weighted                Weighted                                 Weighted
                                       Average Remaining        Average Exercise                         Average Exercise
Exercise Price           Number         Contractual Life         Price Per Share           Number         Price Per Share
 4.75 - 12.80           795 460                        3                    9.94          795 460                    9.94
15.54 - 20.25         1 475 746                        6                   18.18        1 187 641                   17.67
24.55 - 28.12         1 670 761                        6                   25.56          648 584                   24.73
28.40 - 33.73           862 436                        8                   31.44          335 906                   31.49
34.90 - 42.70         1 079 632                        9                   35.26          100 215                   38.03
-------------------------------------------------------------------------------------------------------------------------
Total                 5 884 035                        6                   24.24        3 067 806                   19.34
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


                                                        2001 ANNUAL REPORT    65

iii) EARNINGS PER COMMON SHARE

The following table provides a reconciliation between basic and diluted earnings per share:

($ millions)                                                        2001            2000            1999
Net earnings attributable to common shareholders                     362             351             163
Dividends on preferred securities                                     -- **           26 ***          -- ****
-------------------------------------------------------------------------------------------------------------
Net earnings before deducting dividends on preferred securities      362 **          377 ***         163 ****
-------------------------------------------------------------------------------------------------------------
(millions of common shares)
Weighted-average number of common shares                             222             221             221
Dilutive securities:
   Options/shares issued under long-term incentive plan                3               2               2
   Preferred securities converted                                     -- **           17 ***          -- ****
-------------------------------------------------------------------------------------------------------------
Weighted-average number of diluted common shares                     225             240             223
-------------------------------------------------------------------------------------------------------------
(dollars per common share)
Basic earnings per share                                            1.63 *          1.58 *          0.74 *
Diluted earnings per share                                          1.61 **         1.57 ***        0.73 ****
-------------------------------------------------------------------------------------------------------------

* Basic earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of common shares.

** For the year-ended December 31, 2001, diluted earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of diluted common shares. Dividends on preferred securities of $26 million and preferred securities converted of 13 million shares have an anti-dilutive impact, therefore they are not included in the calculation of diluted earnings per share.

*** For the year-ended December 31, 2000, diluted earnings per share is the net earnings before deducting dividends on preferred securities divided by the weighted-average number of diluted common shares.

**** For the year-ended December 31, 1999, diluted earnings per share is the net earnings attributable to common shareholders divided by the weighted-average number of diluted common shares. Dividends on preferred securities of $22 million and preferred securities converted of 22 million shares have an anti-dilutive impact, therefore they are not included in the calculation of diluted earnings per share.

iv) FAIR VALUE OF OPTIONS GRANTED

The weighted average fair value of common share options granted in 2001 is $6.41 per share (2000 - $7.12 per share; 1999- $7.01 per share). The fair value of common share options granted is estimated as at the grant date using the Black-Scholes option-pricing model, using the following assumptions:

                                             2001              2000                1999
Dividend                                   $0.34/            $0.34/              $0.34/
                                           share             share               share
Risk-free interest rate                    5.07%             6.45%               4.89%
Expected life                              5 years           7 years             7 years
Expected volatility                        35%               37%                 32%
----------------------------------------------------------------------------------------

The company does not recognize compensation cost in the consolidated statement of earnings when common share options are granted to non-employee directors and employees. Had compensation cost been determined on the basis of fair values using the Black-Scholes option-pricing model, 2001 net earnings would have been lower by $9 million (2000 - $7 million; 1999 - $5 million), and 2001 earnings per share would have been lower by $0.04 (2000 - $0.03; 1999 - $0.02).

17. FINANCIAL INSTRUMENTS

(a) BALANCE SHEET FINANCIAL INSTRUMENTS

The company's financial instruments recognized in the consolidated balance sheets consist of cash and cash equivalents, accounts receivable, derivative contracts not accounted for as hedges, investments in SPP and CPM, substantially all current liabilities, except for income taxes payable and future income taxes, and long-term borrowings.

The estimated fair values of recognized financial instruments have been determined based on the company's assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a current market transaction.

The fair values of cash and cash equivalents, accounts receivable and current liabilities approximate their carrying amounts due to the short-term maturity of these instruments.

At December 31, 2001, the company had outstanding crude oil and U.S. dollar swap contracts maturing in 2004, fixing the purchase price of 2 130 000 barrels of crude oil at Cdn$49 million. These derivative contracts, which have not been accounted for as hedges, had a fair value and carrying value of $13 million at December 31, 2001 (2000 - $10 million; 1999 - $(2) million).

The fair value of the company's investment in the shares of SPP and CPM is determined based on quoted market prices.


66    SUNCOR ENERGY INC.

The following table summarizes estimated fair value information about the company's long-term borrowings at December 31:

                                              2001                             2000                             1999
($ millions)                   Carrying Amount    Fair Value    Carrying Amount    Fair Value    Carrying Amount    Fair Value
Long-term borrowings
   -- fixed rate                         1 025         1 047                525           528                525           516
   -- variable rate                      1 974         1 974              1 482         1 482                695           695
   -- Sunoco joint ventures                  6             6                  3             3                  4             4
   -- Stuart Oil Shale Project              --            --                 73            73                 82            82
   -- capital leases                       109           109                109           109                 --            --
------------------------------------------------------------------------------------------------------------------------------

The fair value of the company's fixed rate long-term borrowings, which are publicly traded, is based on quoted market prices. The fair value of the company's variable rate long-term borrowings, capital leases, and proportionate share of the long-term borrowings of its Sunoco joint ventures approximatesthe carrying amount.

(b) UNRECOGNIZED DERIVATIVE FINANCIAL INSTRUMENTS

The company is also a party to certain derivative financial instruments which are not recognized in the consolidated balance sheets, as follows:

REVENUE AND MARGIN HEDGES

The company enters into crude oil and foreign currency swap and option contracts to protect its future Canadian dollar earnings and cash flows from the potential adverse impact of low petroleum prices and an unfavourable U.S./Canadian dollar exchange rate. These contracts reduce fluctuations in sales revenues by locking in fixed prices, or a range of fixed prices, and exchange rates on the portion of its crude oil sales covered by the contracts. The company also enters into crude oil and heating oil swap contracts to lock in fixed margins on the portion of refined product sales covered by the contracts. While these contracts reduce the risk of exposure to adverse changes in commodity prices and exchange rates, they also reduce the potential benefit of favourable changes in commodity prices and exchange rates.

The contracts do not require the payment of premiums or cash margin deposits prior to settlement. On settlement, these contracts result in cash receipts or payments by the company for the difference between the contract and market rates for the applicable dollars and volumes hedged during the contract term. Such cash receipts or payments offset corresponding decreases or increases in the company's sales revenues or crude oil purchase costs. For accounting purposes, amounts received or paid on settlement are recorded as part of the related hedged sales or purchase transactions.

Contracts outstanding at December 31 were as follows:

($ millions except for average price)           Quantity           Average Price*           Revenue Hedged           Hedge Period
REVENUE HEDGES
AS AT DECEMBER 31, 2001
Crude oil swaps and options*              40 576 bbl/day                      30                       444                   2002
                                             424 bbl/day                      21 (a)                     3 (a)               2002
                                          43 000 bbl/day                 22 - 27 (a)             345 - 424 (a)               2002
                                          44 000 bbl/day                 21 - 26 (a)             337 - 418 (a)               2003
                                          11 000 bbl/day                 21 - 24 (a)               84 - 96 (a)               2004
                                          15 000 bbl/day                      22 (a)                   120 (a)               2005
---------------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2000
Crude oil swaps and options*              42 710 bbl/day                      28                       436                   2001
                                           4 790 bbl/day                      20 (a)                    35 (a)               2001
                                          10 000 bbl/day                 26 - 32 (a)              95 - 117 (a)               2001
                                          41 000 bbl/day                      28                       426                   2002
                                           7 000 bbl/day                 22 - 26 (a)               56 - 66 (a)               2002
---------------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 1999
Crude oil swaps*                          52 655 bbl/day                      26                       503                   2000
                                           9 845 bbl/day                      19 (a)                    67 (a)               2000
                                          35 000 bbl/day                      26                       327                   2001
                                           4 000 bbl/day                      26                        38                   2002
U.S. dollar swaps                                  US$81                    1.41                       114                   2001
                                                  US$289                    1.41                       408                   2002
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

*   Average price for crude oil swaps is WTI per barrel at Cushing, Oklahoma.

(a) Average price and revenue hedged is in U.S. dollars, with no foreign exchange component.


                                                        2001 ANNUAL REPORT    67

($ millions except for average margin)        Quantity        Average Margin        Margin Hedged        Hedge Period
                                               bbl/day               US$/bbl                  US$
MARGIN HEDGES
Refined product sales and
   crude purchase swaps
As at December 31, 2001                             --                    --                   --                  --
As at December 31, 2000                          6 575                     5                   12                2001
As at December 31, 1999                             --                    --                   --                  --
---------------------------------------------------------------------------------------------------------------------

INTEREST RATE HEDGES

The company enters into interest rate and cross-currency interest rate swap contracts as part of its risk management strategy to minimize exposure to interest rate fluctuations. The interest rate swap contracts involve an exchange of floating rate and fixed rate interest payments between the company and a financial institution. The cross-currency swap contracts involve an exchange of Canadian dollar interest payments and U.S. dollar interest payments between the company and a financial institution, and an exchange of Canadian and U.S. dollar principal amounts at the maturity date of the underlying borrowing to which the swaps relate. The swap transactions are completely independent from and have no direct effect on the relationship between the company and its lenders. The differentials on the exchange of periodic interest payments are recognized in the accounts as an adjustment to interest expense.

The notional amounts of interest rate and cross-currency interest rate swap contracts outstanding at December 31, 2001 are detailed in note 10, Long-Term Borrowings.

FAIR VALUE OF DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of these hedging derivative financial instruments is the estimated amount, based on brokers' quotes, that the company would receive
(pay) to terminate the contracts. Such amounts, which also represent the unrecognized and unrecorded gain (loss) on the contracts, were as follows at December 31:

($ million)                           2001             2000             1999
Revenue hedge
   swaps and options                    54             (247)            (136)
Margin hedge swaps                      (2)             (11)              --
U.S. dollar swaps                       --               --               (1)
Interest rate and cross-
   currency interest
   rate swaps                            4                5               --
----------------------------------------------------------------------------
                                        56             (253)            (137)
----------------------------------------------------------------------------
----------------------------------------------------------------------------

COUNTERPARTY CREDIT RISK

The company may be exposed to certain losses in the event that counterparties to the derivative financial instruments are unable to meet the terms of the contracts. The company's exposure is generally limited to those counterparties holding derivative contracts with positive fair values at the reporting date. The company minimizes this risk by entering into agreements only with highly rated financial institutions, and through regular management review of potential exposure to, and credit ratings of, such financial institutions. At December 31, the company had exposure to credit risk with counterparties as follows:

($ millions)                                          2001        2000
Derivative contracts not accounted for as hedges        12           8
Unrecognized derivative contracts                       93          --
----------------------------------------------------------------------
                                                       105           8
----------------------------------------------------------------------
----------------------------------------------------------------------


18. ACCOUNTING FOR INTERSEGMENT REVENUES

During the first quarter of 2001, the company changed the methodology of accounting for sales from its upstream operations to its downstream operations from a deeming concept to one based on actual product shipments. Under the deeming concept, upstream sales, except for sales to third parties under long-term contracts, were deemed to be sold to downstream operations and, therefore, eliminated on consolidation whether or not product was actually shipped. The company's current operational activities are such that product shipped from its upstream operations to its downstream operations is considerably less than previous years and therefore, this change better reflects the company's current operational activities and enhances comparability within the industry.

The impact of this change in methodology in accounting for intersegment sales, which has been applied prospectively, is to increase both sales and other operating revenues and purchases of crude oil and products by $473 million. There is no impact on consolidated and segmented net earnings.


68    SUNCOR ENERGY INC.

QUARTERLY SUMMARY
(unaudited)

FINANCIAL DATA                                    Total                              Total                              Total
                         For the Quarter Ended    Year      For the Quarter Ended    Year       For the Quarter Ended   Year
                        Mar   June   Sept    Dec           Mar   June   Sept    Dec           Mar   June   Sept   Dec
($ millions except       31     30     30     31            31     30     30     31            31     30     30     31
per share amounts)     2001   2001   2001   2001   2001   2000   2000   2000   2000   2000   1999   1999   1999   1999   1999
REVENUES              1 001  1 098  1 013    883  3 995    779    820    862    927  3 388    469    564    639    715  2 387
-----------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)
Oil Sands                69    108     69     37    283     90     81     76     68    315     17     34     43     73    167
Natural Gas              53     39     13     12    117      8     16     43     31     98      3     13     20      5     41
Sunoco                   23     45     12     --     80     19     20     19     23     81      5      3     12      7     27
Corporate and
  eliminations          (20)   (28)   (21)   (23)   (92)   (12)    (6)   (88)   (11)  (117)   (14)   (17)    (5)   (13)   (49)
-----------------------------------------------------------------------------------------------------------------------------
                        125    164     73     26    388    105    111     50    111    377     11     33     70     72    186
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
  -- net earnings
     attributable
     to common
     shareholders
  -- basic             0.53   0.71   0.30   0.09   1.63   0.45   0.47   0.19   0.47   1.58   0.04   0.12   0.29   0.29   0.74
  -- diluted           0.52   0.70   0.30   0.09   1.61   0.44   0.46   0.20   0.47   1.57   0.04   0.12   0.29   0.28   0.73
-----------------------------------------------------------------------------------------------------------------------------
  -- cash dividends   0.085  0.085  0.085  0.085   0.34  0.085  0.085  0.085  0.085   0.34  0.085  0.085  0.085  0.085   0.34
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOW PROVIDED
  FROM (USED IN)
  OPERATIONS
Oil Sands               140    117    139     90    486    199    181    156    119    655     53     90    104    158    405
Natural Gas             127     76     42     35    280     48     42     64     84    238     42     43     39     48    172
Sunoco                   50     67     30     18    165     46     38     49     41    174     23     17     37     26    103
Corporate and
  eliminations          (42)   (14)   (34)   (10)  (100)   (24)   (17)   (40)   (28)  (109)   (25)   (21)   (33)   (10)   (89)
-----------------------------------------------------------------------------------------------------------------------------
                        275    246    177    133    831    269    244    229    216    958     93    129    147    222    591
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

OPERATING DATA                                    Total                              Total                              Total
                         For the Quarter Ended    Year      For the Quarter Ended    Year       For the Quarter Ended   Year
                        Mar   June   Sept    Dec           Mar   June   Sept    Dec           Mar   June   Sept   Dec
($ millions except       31     30     30     31            31     30     30     31            31     30     30     31
per share amounts)     2001   2001   2001   2001   2001   2000   2000   2000   2000   2000   1999   1999   1999   1999   1999
OIL SANDS
PRODUCTION (a)        113.4  109.7  116.5  153.0  123.2  114.8  116.7  114.2  110.0  113.9   95.5  112.0  101.5  113.2  105.6
SALES (a)
  -- light sweet
     crude oil         53.0   55.0   54.2   62.4   56.2   67.7   64.3   61.4   64.0   64.3   54.6   41.3   52.1   62.8   52.7
  -- diesel            13.5   15.2   15.0   15.3   14.8    8.7    8.6    8.9   11.0    9.3    7.9    6.8    8.4    9.5    8.2
  -- light sour
     crude oil         31.4   31.5   40.6   64.3   42.0   39.1   41.7   35.6   27.5   35.8   27.3   47.9   40.6   35.1   37.5
  -- bitumen            8.6   13.0    8.0    4.3    8.5    2.4    3.5    7.0   11.0    6.2    1.5    6.9    6.9     --    3.8
-----------------------------------------------------------------------------------------------------------------------------
                      106.5  114.7  117.8  146.3  121.5  117.9  118.1  112.9  113.5  115.6   91.3  102.9  108.0  107.4  102.2
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
AVERAGE SALES
  PRICE (b)
  -- light sweet
     crude oil        36.09  36.05  35.20  30.22  34.17  34.35  33.54  36.21  37.22  35.31  20.55  24.47  27.23  30.81  26.06
  -- other (diesel,
     light sour
     crude oil
     and bitumen)     25.66  27.12  28.21  20.12  24.86  28.46  28.22  27.84  23.71  27.09  19.18  19.60  21.45  25.91  21.48
  -- total            30.84  31.40  31.43  24.43  29.17  31.84  31.12  32.39  31.33  31.67  20.00  21.57  24.24  28.77  23.84
  -- total*           38.17  38.35  37.37  25.65  34.21  39.19  39.40  43.41  43.27  41.29  18.52  22.29  27.56  33.72  25.89
Cash operating
  costs (1) (c)       15.40  17.00  18.25  17.45  17.00  11.10  12.20  14.50  16.40  13.55  12.55  10.90  12.35  11.15  11.70
Total operating
  costs (2) (c)       18.60  19.65  20.95  19.40  19.60  15.50  16.60  18.55  19.50  17.25  15.60  14.30  15.30  15.10  15.05
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------


                                                        2001 ANNUAL REPORT    69

OPERATING DATA
(continued)                                       Total                              Total                              Total
                         For the Quarter Ended    Year      For the Quarter Ended    Year       For the Quarter Ended   Year
                        Mar   June   Sept    Dec           Mar   June   Sept    Dec           Mar   June   Sept   Dec
($ millions except       31     30     30     31            31     30     30     31            31     30     30     31
per share amounts)     2001   2001   2001   2001   2001   2000   2000   2000   2000   2000   1999   1999   1999   1999   1999
NATURAL GAS
GROSS PRODUCTION**
Conventional
  -- natural
    gas (d)             177    177    176    180    177    222    195    200    183    200    229    225    231    219    226
  -- natural gas
    liquids (a)         2.3    2.3    2.4    2.4    2.4    3.5    3.1    2.8    2.5    3.0    4.7    4.1    4.1    4.0    4.2
  -- crude oil
    (a)***              1.7    1.5    1.5    1.3    1.5    8.1    3.5    3.6    1.6    4.2   10.8    9.7    8.4    7.9    9.2
  -- total (e)         33.5   33.3   33.2   33.7   33.4   48.6   39.1   39.7   34.6   40.5   53.7   51.3   51.0   48.4   51.1
AVERAGE SALES PRICE
  -- natural gas (f)  10.73   6.78   3.90   3.10   6.09   2.96   3.70   4.63   8.02   4.72   2.18   2.15   2.48   2.96   2.44
  -- natural gas (f)* 10.81   6.82   3.90   3.09   6.12   2.97   3.70   4.62   8.05   4.73   2.10   2.17   2.58   3.11   2.48
  -- natural gas
    liquids (b)       45.07  39.62  30.26  23.47  34.38  33.16  32.80  39.56  43.00  36.66  11.88  16.70  22.81  27.12  19.32
  -- crude oil --
    conventional (b)  37.35  36.75  33.17  27.17  33.92  26.30  30.04  33.09  36.01  29.50  18.48  20.48  20.55  25.21  20.94
  -- crude oil --
    conventional (b)* 42.12  42.30  37.86  28.60  38.14  38.23  38.65  42.31  44.35  39.80  16.28  21.89  28.01  32.72  24.01
SUNOCO
Refined product
  sales (g)****        14.9   15.3   15.1   14.0   14.8   14.3   15.1   14.0   15.2   14.6   13.1   14.1   13.9   14.2   13.8
Natural gas sales (d)    92    102     95     92     95     84     78     74     95     83     93     86     87     90     89
Margins --
  refining (3) (h)      6.2    8.1    4.3    3.7    5.7    5.4    6.3    6.1    5.8    5.9    3.4    3.3    4.8    4.3    4.0
  -- retail (4) (h)     6.1    7.6    5.9    6.9    6.6    6.8    6.4    6.4    7.0    6.6    7.9    7.6    6.9    7.2    7.4
Utilization of
  refining
  capacity (%)           88     98     99     83     92    102     99     96     95     98     97     93    100     92     95
-----------------------------------------------------------------------------------------------------------------------------

*    Excludes the impact of hedging activities.

** Currently all Natural Gas production is located in the Western Canada Sedimentary Basin.

*** Before deducting 2001 Alberta Crown royalty of 0.2 thousand barrels per day (2000 - 0.5 thousand barrels per day; 1999 - 0.9 thousand barrels per day).

**** Excludes sales through joint venture interests.

Definitions

(1) Cash operating costs  - operating, selling and general expenses, taxes other than income taxes, and overburden cash expenditures for the period.

(2) Total operating costs - cash and non-cash operating costs (total Oil
                            Sands expenses less purchases of crude oil and products and royalties in Schedules of Segmented Data on page 52 and 53).

(3) Refining margin       - average wholesale unit price from all products
                            minus average unit cost of crude oil.

(4) Retail margin         - average street price of Sunoco-branded retail
                            gasoline minus refining gasoline price.

(a) thousands of barrels per day

(b) dollars per barrel

(c) dollars per barrel sold rounded to the nearest $0.05

(d) millions of cubic feet per day

(e) BOE (6:1 basis) per day

(f) dollars per thousand cubic feet

(g) thousands of cubic metres per day

(h) cents per litre

Metric conversion
Crude oil, refined products, etc.   1m3 (cubic metre) = approx. 6.29 barrels
Natural gas                         1m3 (cubic metre) = approx. 35.49 cubic feet


70    SUNCOR ENERGY INC.

FIVE-YEAR FINANCIAL SUMMARY
(unaudited)

($ millions except for ratios)                                     2001       2000       1999       1998       1997
REVENUES
Oil Sands                                                         1 385      1 336        889        768        751
Natural Gas                                                         449        428        306        290        302
Sunoco                                                            2 588      2 604      1 779      1 533      1 673
Corporate and eliminations                                         (427)      (980)      (587)      (521)      (572)
-------------------------------------------------------------------------------------------------------------------
                                                                  3 995      3 388      2 387      2 070      2 154
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)
Oil Sands                                                           283        315        167        145        175
Natural Gas                                                         117         98         41         24         23
Sunoco                                                               80         81         27         37         36
Corporate and eliminations                                          (92)      (117)       (49)       (28)       (20)
-------------------------------------------------------------------------------------------------------------------
                                                                    388        377        186        178        214
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
CASH FLOW PROVIDED FROM (USED IN) OPERATIONS
Oil Sands                                                           486        655        405        320        331
Natural Gas                                                         280        238        172        167        162
Sunoco                                                              165        174        103        112        121
Corporate and eliminations                                         (100)      (109)       (89)       (19)       (39)
-------------------------------------------------------------------------------------------------------------------
                                                                    831        958        591        580        575
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
CAPITAL AND EXPLORATION EXPENDITURES
Oil Sands                                                         1 479      1 808      1 057        507        491
Natural Gas                                                         132        127        200        242        240
Sunoco                                                               54         45         42         60         54
Corporate                                                            13         18         51        127         62
-------------------------------------------------------------------------------------------------------------------
                                                                  1 678      1 998      1 350        936        847
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                      8 094      6 833      5 176      4 104      3 457
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED*
Debt
   Short-term borrowings                                             31         64         32         16         36
   Current portion of long-term borrowings                           --          1          1          1          6
   Long-term borrowings                                           3 113      2 192      1 306      1 298        767
Shareholders' equity                                              2 777      2 472      2 108      1 499      1 391
-------------------------------------------------------------------------------------------------------------------
                                                                  5 921      4 729      3 447      2 814      2 200
Less capitalized costs related to major projects in progress     (3 691)    (2 497)    (1 084)      (373)      (599)
-------------------------------------------------------------------------------------------------------------------
                                                                  2 230      2 232      2 363      2 441      1 601
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
RATIOS
Per common share (dollars)
   -- net earnings attributable to common shareholders             1.63       1.58       0.74       0.81       0.98
   -- cash dividends                                               0.34       0.34       0.34       0.34       0.34
   -- cash flow provided from operations                           3.73       4.32       2.68       2.64       2.62
   -- cash flow provided from operations
      attributable to common shareholders                          3.52       4.11       2.51       2.64       2.62
Return on capital employed (%)*                                    17.9       16.6        8.3        9.5       14.3
Return on shareholders' equity (%)*                                14.8       16.5       10.3       12.3       16.2
Debt to debt plus shareholders' equity (%)                         53.1       47.7       38.9       46.7       36.8
Debt to cash flow provided from operations (times)                  3.8        2.3        2.3        2.2        1.4
Interest coverage - cash flow basis*                                5.9        9.0        9.1        8.7       15.4
Interest coverage - net earnings basis*                             3.7        5.6        5.1        4.8        9.2
-------------------------------------------------------------------------------------------------------------------

* Definitions

  Capital employed - see page 52.

  Return on shareholders' equity - earnings as a percentage of average shareholders' equity. Average shareholders' equity is the aggregate of total shareholders' equity at the beginning and end of the year divided by two.

  Interest coverage - cash flow basis - cash provided from operations before interest expense and current income tax provision, divided by interest expense plus interest capitalized.

  Interest coverage - net earnings basis - net earnings before interest expense and income tax payments, divided by interest expense plus interest capitalized.


                                                        2001 ANNUAL REPORT    71

SUPPLEMENTAL FINANCIAL AND OPERATING INFORMATION
(unaudited)

                                                                   2001       2000       1999       1998       1997
OIL SANDS
PRODUCTION (thousands of barrels per day)                         123.2      113.9      105.6       93.6        79.4
SALES (thousands of barrels per day)
Light sweet crude oil                                              56.2       64.3       52.7       58.8        53.5
Diesel                                                             14.8        9.3        8.2        9.7        10.0
Light sour crude oil                                               42.0       35.8       37.5       26.6        14.6
Bitumen                                                             8.5        6.2        3.8         --          --
--------------------------------------------------------------------------------------------------------------------
                                                                  121.5      115.6      102.2       95.1        78.1
--------------------------------------------------------------------------------------------------------------------
AVERAGE SALES PRICE (dollars per barrel)
Light sweet crude oil                                             34.17      35.31      26.06      22.80       26.65
Other (diesel, light sour crude oil and bitumen)                  24.86      27.09      21.48      21.16       25.74
Total                                                             29.17      31.67      23.84      22.18       26.36
Total*                                                            34.21      41.29      25.89      20.37       27.98
Cash operating costs
   (dollars per barrel rounded to the nearest $0.05)**            17.00      13.55      11.70      11.75       13.25
Total operating costs
   (dollars per barrel rounded to the nearest $0.05)**            19.60      17.25      15.05      14.00       15.80
OTHER OIL SANDS STATISTICS
Overburden removed (millions of cubic metres)                      50.9       30.7       22.5       22.2        17.5
Oil sands mined (millions of tonnes)                               97.9       84.9       72.9       62.4        54.1
Average bitumen content of oil
   sands mined (per cent by weight)                                10.4       11.1       11.6       11.6        12.7
Average crude yield of oil
   sands mined (barrels per tonne)                                 .459       .491       .529       .547        .535
--------------------------------------------------------------------------------------------------------------------

* Excludes the impact of hedging activities.

**See definitions on page 70.


SYNTHETIC CRUDE OIL AND BITUMEN GROSS RESERVES*


                                                                   Firebag
                                        Mining Reserves            In-situ         Total
                                      Synthetic Crude Oil          Bitumen    Proved and
(millions of barrels)          Proved     Probable       Total    Probable      Probable
December 31, 1997                 338          463         801          --           801
-------------------------------------------------------------------------------------------
December 31, 1998                 302          464         766          --           766
   Revisions                      (10)         (13)        (23)         --           (23)
   Additions                      222        1 577       1 799          --         1 799
   Production                     (38)          --         (38)         --           (38)
-------------------------------------------------------------------------------------------
December 31, 1999                 476        2 028       2 504          --         2 504
   Revisions                      (13)           6          (7)         --            (7)
   Production                     (41)          --         (41)         --           (41)
-------------------------------------------------------------------------------------------
December 31, 2000                 422        2 034       2 456          --         2 456
   Revisions                       (1)          (5)         (6)         --            (6)
   Additions                       --           --          --       2 029         2 029
   Production                     (45)          --         (45)         --           (45)
-------------------------------------------------------------------------------------------
DECEMBER 31, 2001                 376        2 029       2 405       2 029         4 434
-------------------------------------------------------------------------------------------

Gross proved reserves do not reflect deductions in respect of Crown and applicable sublease royalties. Under the Crown Royalty Agreement, the Crown royalty rate is dependent on deemed net revenues; therefore, calculations of the net reserves would vary depending upon assumed production rates, prices and operating and capital costs.

* Reserve estimates are based upon a detailed geological assessment, including drilling and laboratory analysis. Estimates also reflect the integrated nature of the operation and therefore reflect demonstrated productive capacity, upgrading yield, plans for increased output, operating life and regulatory constraints.

72    SUNCOR ENERGY INC.

(unaudited)

                                                          2001       2000       1999       1998       1997
NATURAL GAS
PRODUCTION
Conventional
Natural gas (millions of cubic feet per day)
   - gross                                                 177        200        226        247        240
   - net                                                   124        142        170        195        199
Natural gas liquids (thousands of barrels per day)
   - gross                                                 2.4        3.0        4.2        4.9        5.0
   - net                                                   1.7        2.1        3.0        3.7        3.5
Crude oil (thousands of barrels per day)
   - gross                                                 1.5        4.2        9.2       11.4       10.7
   - net                                                   1.1        3.3        7.5        9.4        8.6
Total (thousands of boe* per day)
   - gross                                                33.4       40.5       51.1       57.5       55.7
   - net                                                  23.5       29.1       38.8       45.6       45.3

AVERAGE SALES PRICE
Natural gas (dollars per thousand cubic feet)             6.09       4.72       2.44       1.95       1.93
Natural gas (dollars per thousand cubic feet)**           6.12       4.73       2.48       1.95       1.94
Natural gas liquids (dollars per barrel)                 34.38      36.66      19.32      15.13      22.45
Crude oil
   - conventional (dollars per barrel)                   33.92      29.50      20.94      20.14      22.75
   - conventional (dollars per barrel)**                 38.14      39.80      24.01      17.37      24.80

UNDEVELOPED LANDHOLDINGS***
Oil and gas (millions of acres)
   - western provinces
      - gross                                              0.6        1.4        1.5        1.7        1.7
      - net                                                0.5        1.1        1.2        1.3        1.3
   - international
      - gross                                              1.7        1.3         --         --         --
      - net                                                1.3        1.1         --         --         --

NET WELLS DRILLED****
Conventional
   Exploratory   - oil                                      --         --          1          2          7
                 - gas                                       4          1          5         10         10
                 - dry                                      16         15         13         18         25
   Development   - oil                                      --          2          2         15         26
                 - gas                                      16         14          4         16         10
                 - dry                                       2          3          1          8          4
----------------------------------------------------------------------------------------------------------
                                                            38         35         26         69         82
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

* Barrel of oil equivalent (boe) converts gas to oil on the approximate long-term economic equivalent basis that 6,000 cubic feet equals one barrel of oil.

**   Excludes the impact of hedging activities.

***  Metric conversion: Landholdings - 1 hectare = approximately 2.5 acres.

**** Excludes interests in 14 net exploratory wells and seven net development wells in progress at the end of 2001.

OIL AND GAS DATA

The following supplemental oil and gas disclosure is provided in accordance with the provisions of the United States Statement of Financial Accounting Standards
(SFAS) No. 69. This statement requires disclosure about conventional oil and gas activities only, and therefore the company's oil sands activities are excluded. Additional information required by SFAS No. 69 is included in the company's Form 40-F report, which is filed in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system of the United States Securities and Exchange Commission
(SEC). This information can be accessed on the internet at www.freeedgar.com.

                                                        2001 ANNUAL REPORT    73

(unaudited)

RESERVES                                                   Gross                                         Net
                                              Crude Oil and            Natural              Crude Oil and            Natural
                                        Natural Gas Liquids                Gas        Natural Gas Liquids                Gas
                                               (millions of       (billions of               (millions of       (billions of
                                                    barrels)        cubic feet)                   barrels)        cubic feet)
PROVED
December 31, 1997                                        70              1 088                         56                850
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1998                                        69              1 197                         56                915
   Revisions of previous estimates                       (2)              (103)                        (2)               (80)
   Purchases of minerals in place                        --                  1                         --                  1
   Extensions and discoveries                            --                 53                         --                 41
   Production                                            (5)               (82)                        (4)               (68)
   Sales of minerals in place                           (11)               (53)                        (9)               (45)
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1999                                        51              1 013                         41                764
   Revisions of previous estimates                       (3)               (52)                        (6)               (81)
   Purchases of minerals in place                        --                  9                         --                  7
   Extensions and discoveries                             1                 39                          1                 28
   Production                                            (3)               (73)                        (2)               (52)
   Sales of minerals in place                           (30)              (139)                       (23)               (99)
-----------------------------------------------------------------------------------------------------------------------------
December 31, 2000                                        16                797                         11                567
   Revisions of previous estimates                       (1)                (3)                        --                  4
   Extensions and discoveries                            --                 27                         --                 20
   Production                                            (1)               (65)                        (1)               (45)
   Sales of minerals in place                            --                 (1)                        --                 (1)
-----------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001                                        14                755                         10                545
-----------------------------------------------------------------------------------------------------------------------------
PROVED DEVELOPED
   December 31, 1997                                     55                727                         44                568
   December 31, 1998                                     53                730                         43                557
   December 31, 1999                                     38                627                         30                471
   December 31, 2000                                     13                573                         10                414
   DECEMBER 31, 2001                                     11                573                          8                416
-----------------------------------------------------------------------------------------------------------------------------

Proved reserves are considered recoverable under current technology and existing economic conditions, from reservoirs that are evaluated on known drilling, geological, geophysical and engineering data.

Proved developed reserves are on production, or reserves that could be recovered from existing wells or facilities, if the company placed them on production.

Gross reserves are before deducting royalties. Net reserves are after deducting royalties. Royalties can vary depending upon factors such as prices, production volumes, timing of initial production and changes in legislation.

All reserves are located in Canada. There has been no major discovery or other favourable or adverse event which caused a significant change in estimated proved reserves since December 31, 2001. The company has no long-term supply agreements or contracts with governments or authorities in which it acts as producer nor does it have any interest in oil and gas operations accounted for by the equity method.


STANDARDIZED MEASURE OF DISCOUNTED FUTURE
NET CASH FLOWS FROM ESTIMATED PRODUCTION OF
PROVED OIL AND GAS RESERVES AFTER INCOME TAXES

($ millions)                       2001         2000       1999
At December 31                      440        1 933        749

74    SUNCOR ENERGY INC.

(unaudited)

                                                                 2001        2000        1999        1998        1997
SUNOCO
REFINED PRODUCT SALES (thousands of cubic metres per day)
Transportation fuels
Gasoline - retail*                                                4.3         4.2         4.1         4.1         3.8
         - other                                                  4.4         4.0         3.7         3.5         3.3
Jet fuel                                                          0.7         1.1         1.1         1.0         1.2
Diesel                                                            3.1         3.1         2.7         2.5         2.6
---------------------------------------------------------------------------------------------------------------------
                                                                 12.5        12.4        11.6        11.1        10.9
Petrochemicals                                                    0.5         0.6         0.7         0.7         0.7
Heating oils                                                      0.4         0.4         0.4         0.6         1.0
Heavy fuel oils                                                   0.8         0.6         0.5         0.7         0.7
Other                                                             0.6         0.6         0.6         0.7         0.9
---------------------------------------------------------------------------------------------------------------------
                                                                 14.8        14.6        13.8        13.8        14.2
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
NATURAL GAS SALES (millions of cubic feet per day)                 95          83          89          88          14

MARGINS (cents per litre)
Refining                                                          5.7         5.9         4.0         4.1         4.6
Retail                                                            6.6         6.6         7.4         7.0         6.8

CRUDE OIL SUPPLY AND REFINING
Processed at Suncor Energy refinery
   (thousands of cubic metres per day)                           10.2        10.9        10.6        11.0        10.8
Utilization of refining capacity (%)                               92          98          95          99          97

RETAIL OUTLETS** (number at year-end)                             400         402         415         423         441

* Excludes sales through joint venture interests.

**Sunoco-branded service stations, other private brands
  managed by Sunoco and Sunoco's interest in service
  stations managed through joint ventures. Outlets are
  located mainly in Ontario.
---------------------------------------------------------------------------------------------------------------------

TOTAL SUNCOR EMPLOYEES (number at year-end)                     3 307       3 043       2 796       2 659       2 439
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

                                                        2001 ANNUAL REPORT    75

SHARE TRADING INFORMATION
(unaudited)
(Stock trading symbol SU)

The following share trading information reflects a two-for-one split of the company's common shares during 2000.

                                                For the Quarter Ended                       For the Quarter Ended
                                       Mar 31    June 30    Sept 30     Dec 31       Mar 31    June 30    Sept 30     Dec 31
                                         2001       2001       2001       2001         2000       2000       2000       2000
SHARE OWNERSHIP
Average number outstanding,
   weighted monthly
   (thousands) (1)                    222 115    222 463    222 631    222 910      221 064    221 265    221 562    221 773
SHARE PRICE (dollars) (2)
Toronto Stock Exchange
   High                                 44.40      44.25      48.20      53.70        34.95      36.90      39.80      38.80
   Low                                  31.70      37.05      38.05      41.50        27.25      31.20      30.50      29.40
   Close                                40.55      38.60      44.00      52.40        31.45      34.20      33.20      38.30
New York Stock Exchange - US$
   High                                 28.60      30.00      30.25      33.60        22.00      24.95      26.75      26.40
   Low                                  21.00      24.35      25.00      26.10        18.50      20.80      20.50      19.40
   Close                                25.90      25.70      27.90      32.90        21.25      23.25      22.15      25.70
SHARES TRADED (thousands)
Toronto Stock Exchange                 45 160     50 115     38 514     50 206       42 976     32 903     37 181     43 177
New York Stock Exchange                 3 539      6 379      6 669      6 943        3 014      3 268      2 371      2 851
PER COMMON SHARE
   INFORMATION (dollars)
Net earnings attributable to
   common shareholders                   0.53       0.71       0.30       0.09         0.45       0.47       0.19       0.47
Cash dividends                          0.085      0.085      0.085      0.085        0.085      0.085      0.085      0.085
----------------------------------------------------------------------------------------------------------------------------

(1) The company had approximately 1,225 holders of record of common shares as at January 31, 2002.

(2) The company's common shares are traded on the Toronto and New York stock exchanges.

INFORMATION FOR SECURITY HOLDERS OUTSIDE CANADA

Cash dividends paid to shareholders resident in countries with which Canada has an income tax convention are usually subject to Canadian non-resident withholding tax of 15%.

The withholding tax rate is reduced to 5% on dividends paid to a corporation if it is a resident of the United States that owns at least 10% of the voting shares of the company.

76    SUNCOR ENERGY INC.

INVESTOR INFORMATION

STOCK TRADING SYMBOLS AND EXCHANGE LISTING

Common shares (SU) are listed on the Toronto and New York stock exchanges. Suncor's 9.05% preferred securities (SU.PR.A-T) are listed on the Toronto Stock Exchange. Suncor's 9.125% preferred securities (SU.PR.A-N) are listed on the New York Stock Exchange.

DIVIDENDS

Suncor's Board of Directors reviews its dividend policy from time to time. In 2001, an aggregate dividend of $0.34 per share was paid.

DIVIDEND REINVESTMENT AND COMMON SHARE PURCHASE PLAN

Suncor's Dividend Reinvestment and Common Share Purchase plan provides an efficient and cost-effective way for shareholders to increase their investment in the company. The plan enables resident Canadian and U.S. shareholders to invest cash dividends in common shares or acquire additional shares through optional cash payments without payment of brokerage commissions, service charges or other costs associated with administration of the plan. To obtain additional information, please call Computershare Trust Company of Canada at 1-888-267-6555.

STOCK TRANSFER AGENT AND REGISTRAR

In Canada, Suncor's agent is Computershare Trust Company of Canada with locations in Calgary, Edmonton, Toronto, Montreal and Vancouver. In the United States, Computershare Trust Company, Inc. is located in Denver, Colorado.

ACCOUNT MANAGEMENT

Sometimes shareholders receive more than one copy of Suncor's Annual Report because their shares are registered under different names or addresses. If you receive but do not require more than one mailing, call Computershare Trust Company of Canada at 1-888-267-6555 to make arrangements to combine your accounts.

ANNUAL MEETING

Suncor's annual and special meeting of shareholders will be held at 10 a.m. MST on April 26, 2002, at the Keyano College Theatre in Fort McMurray, Alberta. Presentations from the meeting will be web cast at www.suncor.com.

CORPORATE OFFICE

Box 38, 112 - 4th Avenue SW
Calgary, Alberta, T2P 2V5
tel: (403) 269-8100
toll free: 1-866-SUNCOR-1
fax: (403) 269-6217
info@suncor.com

ANALYST AND INVESTOR INQUIRIES

John Rogers
Vice President, Investor Relations
tel: (403) 269-8670
fax: (403) 269-6217
info@suncor.com

ADDITIONAL INFORMATION

In addition to annual and quarterly reports, Suncor publishes a bi-annual Report on Sustainability. To order copies of Suncor's print materials call 1-800-558-9071. More information about Suncor and print materials that can be downloaded are available from www.suncor.com.



LA VERSION FRANCAISE DU RAPPORT ANNUEL DE SUNCOR ET DE SON RAPPORT DE DURABILITE PEUT ETRE TELECHARGEE A L'ADRESSE SUIVANTE : www.suncor.com

                                                        2001 ANNUAL REPORT    77

CORPORATE DIRECTORS AND OFFICERS

OFFICERS

J. KENNETH ALLEY
Vice President, Finance

M. (MIKE) ASHAR
Executive Vice President, Oil Sands

DAVID W. BYLER
Executive Vice President, Natural Gas and Renewable Energy

RICHARD L. GEORGE
President and Chief Executive Officer

TERRENCE J. HOPWOOD
Senior Vice President and General Counsel

SUE LEE
Senior Vice President, Human Resources and Communications

KEVIN D. NABHOLZ
Senior Vice President, Major Projects

MICHAEL W. O'BRIEN
Executive Vice President, Corporate Development and Chief Financial Officer

JANICE B. ODEGAARD
Vice President, Associate General Counsel and Corporate Secretary

THOMAS L. RYLEY
Executive Vice President, Energy Marketing and Refining

JR SHAW
Chairman of the Board


DIRECTORS

MEL E. BENSON 1, 4
Calgary, Alberta
Management Consultant
Director since 2000

BRIAN A. CANFIELD 3, 4
Point Roberts, Washington
Chairman, TELUS Corporation
Director since 1995
Chair, Human Resources
and Compensation Committee

BRYAN P. DAVIES 1, 4
Toronto, Ontario
Senior Vice President, Regulatory Affairs
Royal Bank of Canada
Director since 2000

JOHN T. FERGUSON 1, 2
Edmonton, Alberta
Chairman, Princeton Development Ltd.
Chairman, TransAlta Corporation
Director since 1995

RICHARD L. GEORGE 2
Calgary, Alberta
President and Chief Executive Officer
Suncor Energy Inc.
Director since 1991

POUL HANSEN 1, 4, 5
Vancouver, British Columbia
Chairman and General Manager
Sperling Hansen Associates Inc.
Director since 1996

JOHN R. HUFF 2, 3
Houston, Texas
Chairman and Chief Executive Officer
Oceaneering International, Inc.
Director since 1998

ROBERT W. KORTHALS 1, 2
Toronto, Ontario
Director since 1996
Chair, Audit Committee

M. ANN McCAIG 3, 4
Calgary, Alberta
President, VPI Investments Ltd.
Director since 1995
Chair, Environment, Health and Safety Committee

JR SHAW 2, 3
Calgary, Alberta
Executive Chair, Shaw Communications Inc.
Chairman of the Board, Suncor Energy Inc.
Director since 1998
Chair, Board Policy, Strategy Review
and Governance Committee

W. ROBERT WYMAN 2, 3, 5
Vancouver, British Columbia
Director since 1987

1   Audit Committee

2   Board Policy, Strategy Review and Governance Committee

3   Human Resources and Compensation Committee

4   Environment, Health and Safety Committee

5   Retiring in April 2002

78    SUNCOR ENERGY INC.